Exhibit 10.1

TAX SHARING AGREEMENT

DATED AS OF [•], 2012

BY AND AMONG

CONOCOPHILLIPS,

CONOCOPHILLIPS COMPANY,

PHILLIPS 66,

AND

PHILLIPS 66 COMPANY

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Section 5.02 ConocoPhillips Federal Consolidated Income Tax Returns, ConocoPhillips State Combined Income Tax Returns and State Separate Income Tax Returns	27
Section 5.03 Other Taxes	32
Section 5.04 Certain Separate Return Income Taxes and Property Taxes	35
Section 5.05 Tax-Related Losses	35
Section 5.06 Treatment of Payments; Tax Gross Up	36
Section 5.07 Late Payments	36

Section 6. Tax-Free Status	36
Section 6.01 Tax Opinions/Rulings and Representation Letters	36
Section 6.02 Restrictions on Phillips 66 and Phillips 66 Company	37
Section 6.03 Procedures Regarding Opinions and Rulings	40
Section 6.04 Liability for Tax-Related Losses	41

Section 7. Assistance and Cooperation	42
Section 7.01 Assistance and Cooperation	42
Section 7.02 Tax Packages and Other Tax Return Information	42
Section 7.03 Reliance by ConocoPhillips	43

Section 8. Tax Records	43
Section 8.01 Retention of Tax Records	43
Section 8.02 Access to Tax Records	44

Section 9. Tax Contests	44
Section 9.01 Notice	44
Section 9.02 Control of Tax Contests	44

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TAX SHARING AGREEMENT

This TAX SHARING AGREEMENT (this “Agreement”) is entered into as of [•], 2012, by and among ConocoPhillips, a Delaware corporation (“ConocoPhillips”), ConocoPhillips Company, a Delaware corporation and a wholly-owned subsidiary of ConocoPhillips (“ConocoPhillips Company”), Phillips 66, a Delaware corporation and a wholly-owned subsidiary of ConocoPhillips (“Phillips 66”), and Phillips 66 Company, a Delaware corporation and a wholly-owned subsidiary of ConocoPhillips Company (“Phillips 66 Company”) (ConocoPhillips and Phillips 66 are sometimes collectively referred to herein as the “Companies” and, as the context requires, individually referred to herein as the “Company”).

RECITALS

WHEREAS, the board of directors of ConocoPhillips has determined that it is in the best interests of ConocoPhillips and its stockholders to create a new publicly traded company that shall operate the Phillips 66 Business;

WHEREAS, pursuant to the Separation and Distribution Agreement, ConocoPhillips and Phillips 66 have agreed to create the new publicly traded company by means of, among other actions, (a) the contribution by ConocoPhillips Company to Phillips 66 Company of any Phillips 66 Assets held directly by ConocoPhillips Company in exchange for (i) the assumption by Phillips 66 Company of any Phillips 66 Liabilities from ConocoPhillips Company, and (ii) a number of shares of common stock, par value $0.01 per share, of Phillips 66 Company (the “Internal Contribution”); (b) the distribution, on the Internal Distribution Date, by ConocoPhillips Company to ConocoPhillips of all the outstanding shares of common stock, par value $0.01 per share, of Phillips 66 Company (the “Internal Distribution”); (c) the contribution by ConocoPhillips to Phillips 66 of all the outstanding stock of Phillips 66 Company and any Phillips 66 Assets held directly by ConocoPhillips in exchange for (i) the assumption by Phillips 66 of any Phillips 66 Liabilities from ConocoPhillips, (ii) a special cash distribution; and (iii) a number of shares of Phillips 66 Common Stock (the “Contribution”); and (d) the distribution to holders of shares of ConocoPhillips Common Stock, through a spin-off, of all the outstanding shares of Phillips 66 Common Stock, as more fully described in the Separation and Distribution Agreement and the Ancillary Agreements (the “Distribution”);

WHEREAS, as of the date hereof, ConocoPhillips is the common parent of an affiliated group of corporations, including ConocoPhillips Company, Phillips 66, and Phillips 66 Company, which has elected to file consolidated Federal Income Tax Returns;

WHEREAS, as a result of the Distribution, Phillips 66 and its subsidiaries will cease to be members of the affiliated group (as that term is defined in Section 1504 of the Code) of which ConocoPhillips is the common parent;

WHEREAS, the parties desire to provide for and agree upon the allocation between the parties of liabilities for Taxes arising prior to, as a result of, and subsequent to the Distribution, and to provide for and agree upon other matters relating to Taxes;

NOW THEREFORE, in consideration of the mutual agreements contained herein, the parties hereby agree as follows:

Section 1. Definition of Terms .

For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings, and capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Separation and Distribution Agreement:

“Accounting Cutoff Date” means, with respect to Phillips 66, any date as of the end of which there is a closing of the financial accounting records for such entity.

“Accrued” has the meaning set forth in Section 5.02(b)(i)(A) of this Agreement.

“Accrued ConocoPhillips Other Tax Liability” has the meaning set forth in Section 5.03(b)(ii)(A)of this Agreement.

“Accrued ConocoPhillips State Income Tax Asset” has the meaning set forth in Section 5.02(b)(ii)(A) of this Agreement.

“Accrued ConocoPhillips State Income Tax Liability” has the meaning set forth in Section 5.02(b)(ii)(A) of this Agreement.

“Accrued Phillips 66 Federal Income Tax Asset” has the meaning set forth in Section 5.02(b)(i)(A) of this Agreement.

“Accrued Phillips 66 Income Tax Asset” has the meaning set forth in Section 5.02(b)(i)(A) of this Agreement.

“Accrued Phillips 66 Other Tax Liability” has the meaning set forth in Section 5.03(b)(i)(A) of this Agreement.

“Accrued Phillips 66 State Income Tax Asset” has the meaning set forth in Section 5.02(b)(i)(A) of this Agreement.

“Accrued Phillips 66 Federal Income Tax Liability” has the meaning set forth in Section 5.02(b)(i)(A) of this Agreement.

“Accrued Phillips 66 Income Tax Liability” has the meaning set forth in Section 5.02(b)(i)(A) of this Agreement.

“Accrued Phillips 66 State Income Tax Liability” has the meaning set forth in Section 5.02(b)(i)(A) of this Agreement.

“Active Trade or Business” means the active conduct (as defined in Section 355(b)(2) of the Code and the regulations thereunder) by (a) Phillips 66 and its “separate affiliated group” (as defined in Section 355(b)(3)(B) of the Code) of the Refining Active Business (as defined in the Ruling Request) as conducted immediately prior to the Distribution; and (b) Phillips 66 Company and its “separate affiliated group” (as defined in Section 355(b)(3)(B) of the Code) of the Refining Active Business (as defined in the Ruling Request) as conducted immediately prior to the Internal Distribution.

“Adjustment Request” means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund, or credit of Taxes, including (a) any amended Tax return claiming adjustment to the Taxes as reported on the Tax Return or, if applicable, as previously adjusted, (b) any claim for equitable recoupment or other offset, and (c) any claim for refund or credit of Taxes previously paid.

“Affiliate” means any entity that is directly or indirectly “controlled” by either the person in question or an Affiliate of such person. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise. The term Affiliate shall refer to Affiliates of a person as determined immediately after the Distribution.

“Agreed UK Group Relief Surrenders” means Group Relief Surrenders between members of one Group and members of the other Group in the amounts and in respect of the UK Corporation Tax UK Accounting Periods set out in Appendix 1 to Schedule 2.05 or such other Group Relief Surrenders as fall to be made in accordance with Paragraph 3 of Schedule 2.05, and any reference to an amendment to an Agreed UK Group Relief Surrender shall include any amendment or adjustment to, any withdrawal of and the making of any claim, election, surrender, notice or consent that is inconsistent with the claims, elections, surrenders, notices or consents made in respect of such Agreed UK Group Relief Surrender prior to Closing.

“Agreement” means this Tax Sharing Agreement.

“Ancillary Agreement” has the meaning set forth in the Separation and Distribution Agreement.

“Benefit Intercompany Payee” has the meaning set forth in Section 2.09 of this Agreement.

“Benefit Intercompany Payor” has the meaning set forth in Section 2.09 of this Agreement.

“Board Certificate” has the meaning set forth in Section 6.02(e) of this Agreement.

“Business Day” means a day other than a Saturday, a Sunday, or a day on which banking institutions located in Houston, Texas, New York, New York, or London, England are authorized or obligated by law or executive order to close.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Companies” and “Company” have the meaning provided in the first sentence of this Agreement.

“Contribution” has the meaning set forth in the recitals.

“ConocoPhillips” has the meaning provided in the first sentence of this Agreement.

“ConocoPhillips Affiliated Group” means the affiliated group (as that term is defined in Section 1504 of the Code and Treasury Regulations thereunder) of which ConocoPhillips is the common parent.

“ConocoPhillips Business” has the meaning provided in the Separation and Distribution Agreement.

“ConocoPhillips Company” has the meaning provided in the first sentence of this Agreement.

“ConocoPhillips Federal Consolidated Income Tax Return” means any U.S. Federal consolidated Tax Return in respect of Federal Income Taxes for the ConocoPhillips Affiliated Group.

“ConocoPhillips Group” means ConocoPhillips and its Affiliates, excluding any entity that is a member of the Phillips 66 Group.

“ConocoPhillips Group Transaction Returns” shall have the meaning set forth in Section 4.04(b) of this Agreement.

“ConocoPhillips Past Practice” has the meaning set forth in Section 4.04(a) of this Agreement.

“ConocoPhillips Separate Return” means any Separate Return of ConocoPhillips or any member of the ConocoPhillips Group.

“ConocoPhillips State Combined Income Tax Return” means a consolidated, combined or unitary State Tax Return in respect of State Income Taxes that actually includes, by election or otherwise, one or more members of the ConocoPhillips Group together with one or more members of the Phillips 66 Group.

“ConocoPhillips Tax Attributes” means any Tax Attributes other than Phillips 66 Tax Attributes.

“ConocoPhillips UK Tax Practice” has the meaning set forth in Section 4.04(a) of this Agreement.

“ConocoPhillips UK Topco” means ConocoPhillips Holdings Limited.

“Controlling Party” means, in the case of any Tax Contest described in Section 9.02(a) or (b), the Company entitled to control the Tax Contest under such Section.

“Corresponding Relievable Loss” means a Relievable Loss which may be the subject of an Agreed UK Group Relief Surrender as set out in Appendix 1 to Schedule 2.05 subject to adjustment as contemplated by Paragraph 3 of Schedule 2.05.

“CTA 2009” means the United Kingdom’s Corporation Tax Act 2009.

“CTA 2010” means the United Kingdom’s Corporation Tax Act 2010.

“Dispute” has the meaning set forth in Section 12 of this Agreement.

“DGCL” means the Delaware General Corporation Law.

“Distribution” has the meaning set forth in the recitals.

“Distribution Date” means the date determined in accordance with Section 3.3(a) of the Separation and Distribution Agreement on which the Distribution occurs.

“Employee Matters Agreement” has the meaning set forth in the Separation and Distribution Agreement.

“Excess Foreign Tax Credits” means, for each category of foreign tax credits under Section 901 of the Code, the excess, if any, of the foreign tax credits (other than foreign tax credits that are Phillips 66 Tax Attributes) utilized by the Phillips 66 Business with respect to the ConocoPhillips Federal Consolidated Income Tax Returns for the Pre-Distribution Periods that end during 2011 or 2012 and any Straddle Period, collectively, taking into account any adjustment pursuant to a Final Determination of any such Tax Return, as determined pursuant to and consistent with the ConocoPhillips Past Practice, over the amount of such foreign tax credits utilized by the Phillips 66 Business as reported on such Tax Returns (other than any amended Tax Returns), collectively, as determined pursuant to and consistent with the ConocoPhillips Past Practice.

“Federal Income Tax” means any Tax imposed by Subtitle A of the Code, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Federal Other Tax” means any Tax imposed by the federal government of the United States of America other than any Federal Income Taxes, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Federal Tax” means any Federal Income Taxes or Federal Other Taxes.

“Fifty-Percent or Greater Interest” has the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code.

“Final Determination” means the final resolution of liability for any Income Tax or Other Tax, which resolution may be for a specific issue or adjustment or for a taxable period, (a) by IRS Form 870 or 870-AD (or any successor forms thereto), on the later of the date of acceptance by or on behalf of the taxpayer or the IRS, or by a comparable form under the Laws of a State, local, or foreign taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of Law) the right of the taxpayer to file a claim for refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as applicable); (b) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of a State, local, or foreign taxing jurisdiction; (d) by any allowance of a refund or credit in respect of an overpayment of Income Tax or Other Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Income Tax or Other Tax; (e) by a final settlement resulting from a treaty-based competent authority determination; or (f) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.

“Foreign Income Tax” means any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or any possession of the United States, which is an income tax as defined in Treasury Regulation Section 1.901-2, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Foreign Other Tax” means any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or any possession of the United States, other than any Foreign Income Taxes and Foreign Property Taxes, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Foreign Property Tax” means any real, personal and intangible ad valorem property Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or any possession of the United States, and any interest penalties, additions to tax, or additional amounts in respect of the foregoing.

“Foreign Tax” means any Foreign Income Taxes, Foreign Property Taxes or Foreign Other Taxes.

“Group” means the ConocoPhillips Group or the Phillips 66 Group, or both, as the context requires.

“Group Relief Surrender” means the surrender of Relievable Losses in accordance with Part 5 of CTA 2010.

“Income Tax” means any Federal Income Tax, State Income Tax or Foreign Income Tax.

“Indemnification and Release Agreement” has the meaning set forth in the Separation and Distribution Agreement.

“Indemnitee” has the meaning set forth in Section 5.06(b) of this Agreement.

“Indemnitor” has the meaning set forth in Section 5.06(b) of this Agreement.

“Internal Contribution” has the meaning set forth in the recitals.

“Internal Distribution” has the meaning set forth in the recitals.

“Internal Distribution Date” has the meaning set forth in the Separation and Distribution Agreement.

“IRS” means the U.S. Internal Revenue Service.

“Joint Return” means any Tax Return of a member of the ConocoPhillips Group or the Phillips 66 Group that is not a Separate Return.

“Non-Controlling Party” means, in the case of any Tax Contest described in Section 9.02(a) or (b), the Company not entitled to control the Tax Contest under such Section.

“Notified Action” has the meaning set forth in Section 6.03(a) of this Agreement.

“Other Tax” means any Federal Other Tax, State Other Tax, or Foreign Other Tax.

“Payment Date” means (a) with respect to any ConocoPhillips Federal Consolidated Income Tax Return, the due date (determined without regard to extensions) for filing the return determined under Section 6072 of the Code and the date the return is filed, and (b) with respect to any other Tax Return, the corresponding dates determined under the applicable Tax Law.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof, without regard to whether any entity is treated as disregarded for U.S. Federal Income Tax purposes.

“Phillips 66” has the meaning provided in the first sentence of this Agreement.

“Phillips 66 Business” has the meaning set forth in the Separation and Distribution Agreement.

“Phillips 66 Capital Stock” means all classes or series of capital stock of Phillips 66, including (a) the Phillips 66 Common Stock, (b) all options, warrants and other rights to acquire such capital stock and (c) all instruments properly treated as stock in Phillips 66 for U.S. Federal Income Tax purposes.

“Phillips 66 Carryback” means any net operating loss, net capital loss, excess tax credit, or other similar Tax Item of any member of the Phillips 66 Group which may or must be carried from one Tax Period to another prior Tax Period under the Code or other applicable Tax Law.

“Phillips 66 Common Stock” has the meaning set forth in the Separation and Distribution Agreement.

“Phillips 66 Company” has the meaning provided in the first sentence of this Agreement.

“Phillips 66 Company Capital Stock” means all classes or series of capital stock of Phillips 66 Company, including (a) the common stock, par value $0.01 per share, of Phillips 66 Company, (b) all options, warrants and other rights to acquire such capital stock and (c) all instruments properly treated as stock in Phillips 66 Company for U.S. Federal Income Tax purposes.

“Phillips 66 Federal Consolidated Income Tax Return” means any U.S. Federal Income Tax Return for the affiliated group (as that term is defined in Section 1504 of the Code) of which Phillips 66 is the common parent.

“Phillips 66 Group” means Phillips 66 and its Affiliates, as determined immediately after the Distribution.

“Phillips 66 Restructuring” has the meaning set forth in Section 6.02(f) of this Agreement.

“Phillips 66 Separate Return” means any Separate Return of Phillips 66 or any member of the Phillips 66 Group.

“Phillips 66 Tax Attributes” means any Tax Attributes that are attributable to, or arise with respect to, assets or activities of the Phillips 66 Business, determined on a “with and without” basis.

“Post-Distribution Period” means any Tax Period beginning after the Distribution Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning the day after the Distribution Date.

“Pre-Distribution Period” means any Tax Period ending on or before the Distribution Date, and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Distribution Date.

“Prime Rate” has the meaning set forth in the Separation and Distribution Agreement.

“Privilege” means any privilege that may be asserted under applicable Law, including any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.

“Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by Phillips 66 management or shareholders, is a hostile acquisition, or otherwise, as a result of which Phillips 66 would merge or consolidate with any other Person or as a result of which any Person or any group of related Persons would (directly or indirectly) acquire, or have the right to acquire, from Phillips 66 and/or one or more holders of outstanding shares of Phillips 66 Capital Stock, a number of shares of Phillips 66 Capital Stock that would, when combined with any other changes in ownership of Phillips 66 Capital Stock pertinent for purposes of Section 355(e) of the Code, comprise 40% or more of (a) the value of all outstanding shares of stock of Phillips 66 as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (b) the total combined voting power of all outstanding shares of voting stock of Phillips 66 as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (x) the adoption by Phillips 66 of a shareholder rights plan or (y) issuances by Phillips 66 that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.

“Relievable Losses” means losses or other amounts eligible for group relief in accordance with Part 5 of CTA 2010, and any reference to the use of a Relievable Loss includes the use of a Relievable Loss as an allowance, credit, deduction, exemption or set off in respect of any tax, or in the computation of any income, profits or gains for the purposes of any tax, or to obtain a repayment of or saving of tax.

“Representation Letters” means the representation letters and any other materials (including, without limitation, a Ruling Request and any related supplemental submissions to the IRS) delivered or deliverable by ConocoPhillips and others in connection with the rendering by Tax Advisors, and/or the issuance by the IRS, of the Tax Opinions/Rulings.

“Responsible Company” means, with respect to any Tax Return, the Company having responsibility for preparing and filing such Tax Return under this Agreement.

“Retention Date” has the meaning set forth in Section 8.01 of this Agreement.

“Ruling” means the private letter ruling issued by the IRS to ConocoPhillips in connection with the Transactions.

“Ruling Request” means any letter filed by ConocoPhillips with the IRS requesting a ruling (including the Ruling) regarding certain tax consequences of the Transactions (including all attachments, exhibits, and other materials submitted with such ruling request letter) and any amendment or supplement to such ruling request letter.

“Section 6.02(e) Acquisition Transaction” means any transaction or series of transactions that is not a Proposed Acquisition Transaction but would be a Proposed Acquisition Transaction if the percentage reflected in the definition of Proposed Acquisition Transaction were 25% instead of 40%.

“Separate Return” means (a) in the case of any Tax Return of any member of the Phillips 66 Group (including any consolidated, combined or unitary return), any such Tax Return that does not include any member of the ConocoPhillips Group and (b) in the case of any Tax Return of any member of the ConocoPhillips Group (including any consolidated, combined or unitary return), any such Tax Return that does not include any member of the Phillips 66 Group.

“Separation and Distribution Agreement” means the Separation and Distribution Agreement, as amended from time to time, by and among ConocoPhillips and Phillips 66 dated as of [•], 2012.

“Special Joint Tax Contest” means any Tax Contest with respect to a Joint Return to which Section 9.02(c)(ii) applies involving a potential adjustment as a result of which adjustment Phillips 66 may reasonably be expected to become liable to make any indemnification payment (or any payment under Section 2.07) of at least the amount set forth on Schedule 9.02.

“Specified Separate Return” means any Separate Return reflecting both Taxes for which Phillips 66 is responsible under Section 2 and Taxes for which ConocoPhillips is responsible under Section 2.

“State” means each State of the United States and the District of Columbia.

“State Income Tax” means any Tax imposed by any State of the United States or by any political subdivision of any such State which is imposed on or measured by net income, including state and local franchise or similar Taxes measured by net income, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“State Other Tax” means any Tax imposed by any State of the United States or by any political subdivision of any such State other than any State Income Taxes and State Property Tax, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“State Property Tax” means any real, personal and intangible ad valorem property Tax imposed by any State of the United States or by any political subdivision of any such State, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“State Separate Income Tax Return” means a Separate Return in respect of State Income Taxes.

“State Tax” means any State Income Taxes, State Property Taxes or State Other Taxes.

“Straddle Period” means any Tax Period that begins on or before and ends after the Distribution Date.

“Substantial Authority” means “substantial authority” within the meaning of Section 6662(d)(2)(B) of the Code and Treasury Regulations Section 1.6662-4(d) (or, in the case of any Taxes not subject to Section 6662(a), an analogous standard).

“Tax” or “Taxes” means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any governmental entity or political subdivision thereof, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Tax Advisor” means a U.S. tax counsel or accountant of recognized national standing.

“Tax Attribute” or “Attribute” means a net operating loss, net capital loss, unused investment credit, unused foreign tax credit, excess charitable contribution, general business credit, minimum tax credit or any other Tax Item that could reduce a Tax.

“Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Tax Benefit” means any refund or reduction in otherwise required Tax payments.

“Tax Contest” means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for refund).

“Tax Control” means the definition of “control” set forth in Section 368(c) of the Code (or in any successor statute or provision), as such definition may be amended from time to time.

“Tax-Free Status” means the qualification of each of the Internal Contribution and Internal Distribution, taken together, and the Contribution and Distribution, taken together, (a) as a reorganization described in Sections 355(a) and 368(a)(1)(D) of the Code, (b) as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(d), 355(e) and 361(c) of the Code, and (c) a transaction in which ConocoPhillips, ConocoPhillips Company, Phillips 66, and Phillips 66 Company, and the shareholders of ConocoPhillips, recognize no income or gain for Federal Income Tax purposes pursuant to Sections 355, 361, and 1032 of the Code, other than, (x) in the case of ConocoPhillips, ConocoPhillips Company, Phillips 66, and Phillips 66 Company, intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code, and (y) in the case of shareholders of ConocoPhillips, any receipt of cash in lieu of fractional shares.

“Tax Intercompany Payee” has the meaning set forth in Section 2.09 of this Agreement.

“Tax Intercompany Payor” has the meaning set forth in Section 2.09 of this Agreement.

“Tax Item” means, (a) with respect to any Income Tax, any item of income, gain, loss, deduction, credit or recapture of credit or any other item that may have the effect of increasing or decreasing any Income Tax paid or payable, and (b) with respect to any other Tax, any item that may have the effect of increasing or decreasing any Tax paid or payable.

“Tax Law” means the Law of any governmental entity or political subdivision thereof relating to any Tax.

“Tax Opinion” means (a) the opinion of Wachtell, Lipton, Rosen & Katz in connection with the Contribution and the Distribution, and/or (b) the opinion (or opinions) of Tax Advisors in connection with the Transactions.

“Tax Opinions/Rulings” means the Tax Opinion (or Tax Opinions) of Tax Advisors and/or the Ruling (or Rulings) by the IRS deliverable to ConocoPhillips in connection with the Contribution and the Distribution.

“Tax Packages” has the meaning set forth in Section 7.02(b) of this Agreement.

“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

“Tax Records” means any Tax Returns, Tax Return workpapers, documentation relating to any Tax Contests, and any other books of account or records (whether or not in written, electronic or other tangible or intangible forms and whether or not stored on electronic or any other medium) required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority.

“Tax-Related Losses” means (a) all federal, state and local Taxes (including interest and penalties thereon) imposed pursuant to any settlement, Final Determination, judgment or otherwise; (b) all accounting, legal and other professional fees, and court costs incurred in connection with such Taxes; and (c) all costs, expenses and damages associated with stockholder litigation or controversies and any amount paid by ConocoPhillips (or any ConocoPhillips Affiliate) or Phillips 66 (or any Phillips 66 Affiliate) in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Tax Authority, in each case, resulting from the failure of the Internal Contribution and Internal Distribution, taken together, or the Contribution and Distribution, taken together, to have Tax-Free Status.

“Tax Return” means any report of Taxes due, any claim for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document required to be filed under the Code or other Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Transactions” means the Internal Contribution, the Internal Distribution, the Contribution, the Distribution and the other transactions contemplated by the Separation and Distribution Agreement.

“Transfer Pricing Adjustment” means any proposed or actual allocation by a Tax Authority of any Tax Item between or among any member of the ConocoPhillips Group and any member of the Phillips 66 Group with respect to any Pre-Distribution Period.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

“UK Corporation Tax” means corporation tax charged pursuant to section 2 of CTA 2009 and any corresponding tax on profits or gains imposed by a UK Tax Authority (including, for the absence of doubt, the supplementary charge charged pursuant to section 330 of CTA 2010).

“UK GPA” means ConocoPhillips UK Topco’s group payment arrangement made pursuant to section 36 of the United Kingdom’s Finance Act 1998 or section 59F of the United Kingdom’s Taxes Management Act 1970.

“UK Nominated Company” means ConocoPhillips (U.K.) Limited.

“UK Tax” means Tax imposed, assessed or collected by a UK Tax Authority.

“UK Tax Authority” means any Tax Authority within the United Kingdom.

“UK Tax Document” means UK Tax Returns, and claims, elections, surrenders, disclaimers, notices and consents for UK Tax purposes.

“UK Tax Return” means any Tax Return required to be made to any UK Tax Authority.

“United Kingdom” means the United Kingdom of Great Britain and Northern Ireland.

“Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor, which Tax Advisor is acceptable to ConocoPhillips, on which ConocoPhillips may rely to the effect that a transaction will not affect the Tax-Free Status. Any such opinion must assume that the Internal Contribution, the Internal Distribution, the Contribution and the Distribution would have qualified for Tax-Free Status if the transaction in question did not occur.

“VAT” means value added tax imposed pursuant to European Council Directive 2006/112/EC, and any national legislation of a member state of the European Union giving effect thereto, and any similar sales or turnover tax.

Section 2. Allocation of Tax Liabilities and Tax Benefits .

Section 2.01 General Rule.

(a) Phillips 66 Liability. Phillips 66 shall be liable for, and shall indemnify and hold harmless the ConocoPhillips Group from and against any liability for, Taxes which are allocated to Phillips 66 under this Section 2.

(b) ConocoPhillips Liability. ConocoPhillips shall be liable for, and shall indemnify and hold harmless the Phillips 66 Group from and against any liability for, Taxes which are allocated to ConocoPhillips under this Section 2.

Section 2.02 Federal Tax and Tax Benefits . Except as provided in Section 2.06, Federal Income Tax and Federal Other Tax and related Tax Benefits shall be allocated as follows:

(a) ConocoPhillips Federal Consolidated Income Tax for Pre-Distribution, Straddle and Certain Post-Distribution Periods.

(i) With respect to any ConocoPhillips Federal Consolidated Income Tax Return for any Pre-Distribution Period or any Straddle Period, (A) Phillips 66 shall be responsible for any and all Federal Income Taxes and any reduction in any Tax Benefit (other than any alternative minimum Tax or reduction in any alternative minimum Tax Benefit) attributable to, or arising with respect to or as a result of, assets or activities of the Phillips 66 Business, determined on a “with and without” basis pursuant to and consistent with the ConocoPhillips Past Practice; and (B) ConocoPhillips shall be responsible for any and all Federal Income Taxes and any reduction in any Tax Benefit other than Federal Income Taxes (and any reduction in Tax Benefits) for which Phillips 66 is responsible pursuant to Section 2.02(a)(i)(A).

(ii) With respect to any ConocoPhillips Federal Consolidated Income Tax Return for any Pre-Distribution Period or any Straddle Period, subject to Section 4.07, Phillips 66 shall be entitled to any Tax Benefit (other than any alternative minimum Tax Benefit) attributable to, or arising with respect to or as a result of, assets or activities of the Phillips 66 Business, determined on a “with and without” basis pursuant to and consistent with the ConocoPhillips Past Practice. For purposes of the calculations pursuant to this Section 2.02(a)(ii), in any Pre-Distribution Period or Straddle Period for which both Phillips 66 Tax Attributes and ConocoPhillips Tax Attributes are available for use, such Tax Attributes shall be deemed utilized in the order determined pursuant to and consistent with the ConocoPhillips Past Practice.

(iii) With respect to any ConocoPhillips Federal Consolidated Income Tax Return for any Post-Distribution Period (other than any Straddle Period), Phillips 66 shall be responsible for any and all Federal Income Taxes and any reduction in any Tax Benefit (other than any alternative minimum Tax or reduction in any alternative minimum Tax Benefit), whether in connection with the filing of such a Tax Return or a Final Determination of such a Tax Return, that would not have arisen but for the utilization by the Phillips 66 Business for any Pre-Distribution Period that ends during 2011 or 2012 or any Straddle Period of Excess Foreign Tax Credits, as determined pursuant to and consistent with the ConocoPhillips Past Practice.

(b) Separate Return Federal Income Tax. (i) Phillips 66 shall be responsible for any and all Federal Income Taxes relating to any Phillips 66 Separate Return; and (ii) except as set forth in Section 2.02(a)(iii), ConocoPhillips shall be responsible for any and all Federal Income Taxes relating to any ConocoPhillips Separate Return.

(c) Federal Other Tax.

(i) For all Pre-Distribution Periods and Straddle Periods, (A) with respect to any and all Federal Other Taxes relating to any Tax Return filed or required to be filed under applicable Tax Law by any member of the ConocoPhillips Group, (I) Phillips 66 shall be responsible for any and all Federal Other Taxes attributable to, or arising with respect to or as a result of, assets or activities of the Phillips 66 Business; and (II) ConocoPhillips shall be responsible for any and all other Federal Other Taxes; and (B) with respect to any and all Federal Other Taxes relating to any Tax Return filed or required to be filed under applicable Tax Law by any member of the Phillips 66 Group, (I) ConocoPhillips shall be responsible for any and all Federal Other Taxes attributable to, or arising with respect to or as a result of, assets or activities of the ConocoPhillips Business and (II) Phillips 66 shall be responsible for any and all other Federal Other Taxes.

(ii) For all Post-Distribution Periods (other than any Straddle Periods or portion thereof), (A) Phillips 66 shall be responsible for any and all Federal Other Taxes relating to any Phillips 66 Separate Return; and (B) ConocoPhillips shall be responsible for any and all Federal Other Taxes relating to any ConocoPhillips Separate Return.

Section 2.03 State Tax and Tax Benefits . Except as provided in Section 2.06, State Income Tax, State Property Tax, and State Other Tax and related Tax Benefits shall be allocated as follows:

(a) State Income Tax.

(i) For any Pre-Distribution Period or any Straddle Period, (A) with respect to any State Income Taxes relating to any ConocoPhillips State Combined Income Tax Return or any State Separate Income Tax Return filed or required to be filed under applicable Tax Law by any member of the ConocoPhillips Group, (I) Phillips 66 shall be responsible for any and all State Income Taxes and any reduction in any Tax Benefit attributable to, or arising with respect to or as a result of, assets or activities of the Phillips 66 Business, determined as reported on such Tax Return or as subsequently adjusted pursuant to a Final Determination (which, for the absence of doubt, means the State Income Taxes computed for the applicable entity using its respective apportionment factor and allocated to the Phillips 66 Business pursuant to and consistent with the ConocoPhillips Past Practice); and (II) ConocoPhillips shall be responsible for any and all State Income Taxes and any reduction in any Tax Benefit other than State Income Taxes (and any reduction in Tax Benefits) for which Phillips 66 is responsible pursuant to Section 2.03(a)(i)(A)(I); and (B) with respect to any State Income Taxes relating to any ConocoPhillips State Combined Income Tax Return or any State Separate Income Tax Return filed or required to be filed under applicable Tax Law by any member of the Phillips 66 Group, (I) ConocoPhillips shall be responsible for any and all State Income Taxes and any reduction in any Tax Benefit attributable to, or arising with respect to or as a result of, assets or activities of the ConocoPhillips Business, determined as reported on such Tax Return or as subsequently adjusted pursuant to a Final Determination (which, for the absence of doubt, means the State Income Taxes computed for the applicable entity using its respective apportionment factor and allocated to the ConocoPhillips Business pursuant to and consistent with the ConocoPhillips Past Practice); and (II) Phillips 66 shall be responsible for any and all State Income Taxes and any reduction in any Tax Benefit other than State Income Taxes (and any reduction in Tax Benefits) for which ConocoPhillips is responsible pursuant to Section 2.03(a)(i)(B)(I).

(ii) For any Pre-Distribution Period or any Straddle Period, subject to Section 4.07, (A) with respect to any State Income Taxes relating to any ConocoPhillips State Combined Income Tax Return or any State Separate Income Tax Return filed or required to be filed under applicable Tax Law by any member of the ConocoPhillips Group, (I) Phillips 66 shall be entitled to any Tax Benefit attributable to, or arising with respect to or as a result of, assets or activities of the Phillips 66 Business, determined as reported on such Tax Return or as subsequently adjusted pursuant to a Final Determination (which, for the absence of doubt, means the Tax Benefit computed for the applicable entity using its respective apportionment factor and allocated to the Phillips 66 Business pursuant to and consistent with the ConocoPhillips Past Practice); and (II) ConocoPhillips shall be entitled to any and all Tax Benefits other than Tax Benefits to which Phillips 66 is entitled under Section 2.03(a)(ii)(A)(I); and (B) with respect to any State Income Taxes relating to any ConocoPhillips State Combined Income Tax Return or any State Separate Income Tax Return filed or required to be filed under applicable Tax Law by any member of the Phillips 66 Group, (I) ConocoPhillips shall be entitled to any Tax Benefit attributable to, or arising with respect to or as a result of, assets or activities of the ConocoPhillips Business, determined as reported on such Tax Return or as subsequently adjusted pursuant to a Final Determination (which, for the absence of doubt, means the

Tax Benefit computed for the applicable entity using its respective apportionment factor and allocated to the ConocoPhillips Business pursuant to and consistent with the ConocoPhillips Past Practice); and (II) Phillips 66 shall be entitled to any and all Tax Benefits other than Tax Benefits to which ConocoPhillips is entitled under Section 2.03(a)(ii)(B)(I). For purposes of the calculations pursuant to this Section 2.03(a)(ii), in any Pre-Distribution Period or Straddle Period for which both Phillips 66 Tax Attributes and ConocoPhillips Tax Attributes are available for use, such Tax Attributes shall be deemed utilized in the order determined pursuant to and consistent with the ConocoPhillips Past Practice.

(b) State Property Tax. (i) Phillips 66 shall be responsible for any and all State Property Taxes imposed (whether in respect of a period, or a time, before or after the Distribution) with respect to any property owned by any member of the Phillips 66 Group immediately after the Distribution; and (ii) ConocoPhillips shall be responsible for any and all State Property Taxes imposed with respect to any property owned by any member of the ConocoPhillips Group immediately after the Distribution or any property formerly owned by any member of the ConocoPhillips Group or Phillips 66 Group before the Distribution other than State Property Taxes for which Phillips 66 is responsible pursuant to Section 2.03(b)(i).

(c) State Other Tax.

(i) For all Pre-Distribution Periods and Straddle Periods, (A) with respect to any and all State Other Taxes relating to any Tax Return filed or required to be filed under applicable Tax Law by any member of the ConocoPhillips Group, (I) Phillips 66 shall be responsible for any and all State Other Taxes attributable to, or arising with respect to or as a result of, assets or activities of the Phillips 66 Business; and (II) ConocoPhillips shall be responsible for any and all other State Other Taxes; and (B) with respect to any and all State Other Taxes relating to any Tax Return filed or required to be filed under applicable Tax Law by any member of the Phillips 66 Group, (I) ConocoPhillips shall be responsible for any and all State Other Taxes attributable to, or arising with respect to or as a result of, assets or activities of the ConocoPhillips Business and (II) Phillips 66 shall be responsible for any and all other State Other Taxes.

(ii) For all Post-Distribution Periods (other than any Straddle Periods or portion thereof), (A) Phillips 66 shall be responsible for any and all State Other Taxes relating to any Phillips 66 Separate Return; and (B) ConocoPhillips shall be responsible for any and all State Other Taxes relating to any ConocoPhillips Separate Return.

Section 2.04 Foreign Tax and Tax Benefits . Subject to Section 2.05 and except as provided in Section 2.06, Foreign Income Tax, Foreign Property Tax and Foreign Other Tax and related Tax Benefits shall be allocated as follows:

(a) Separate Return Foreign Income Tax. (i) Phillips 66 shall be responsible for any and all Foreign Income Taxes relating to any Phillips 66 Separate Return, including Foreign Income Tax of Phillips 66 or any member of the Phillips 66 Group imposed by way of withholding by a member of the ConocoPhillips Group; and (ii) ConocoPhillips shall be responsible for any and all Foreign Income Taxes relating to any ConocoPhillips Separate Return, including Foreign

Income Tax of ConocoPhillips or any member of the ConocoPhillips Group imposed by way of withholding by a member of the Phillips 66 Group; provided, however, that, in any case falling within clause (i) or clause (ii), UK Corporation Tax that is to be or has been discharged by the UK Nominated Company pursuant to the UK GPA shall be dealt with in accordance with Paragraph 2.02(a) to Paragraph 2.02(c) of Schedule 2.05.

(b) Foreign Property Tax. (i) Phillips 66 shall, except, for the absence of doubt, as regards VAT imposed by a UK Tax Authority to which Paragraph 2.01(b) of Schedule 2.05 applies (which shall be dealt with in accordance with that paragraph), be responsible for any and all Foreign Property Taxes imposed (whether in respect of a period, or a time, before or after the Distribution) with respect to any property owned by any member of the Phillips 66 Group immediately after the Distribution; and (ii) ConocoPhillips shall be responsible for any and all Foreign Property Taxes imposed with respect to any property owned by any member of the ConocoPhillips Group immediately after the Distribution or any property formerly owned by any member of the ConocoPhillips Group or Phillips 66 Group before the Distribution other than Foreign Property Taxes for which Phillips 66 is responsible pursuant to Section 2.04(b)(i).

(c) Foreign Other Tax.

(i) Subject to Section 2.04(c)(iii), for all Pre-Distribution Periods and Straddle Periods, (A) with respect to any and all Foreign Other Taxes relating to any Tax Return filed or required to be filed under applicable Tax Law by any member of the ConocoPhillips Group, (I) Phillips 66 shall be responsible for any and all Foreign Other Taxes attributable to, or arising with respect to or as a result of, assets or activities of the Phillips 66 Business; and (II) ConocoPhillips shall be responsible for any and all other Foreign Other Taxes; and (B) with respect to any and all Foreign Other Taxes relating to any Tax Return filed or required to be filed under applicable Tax Law by any member of the Phillips 66 Group, (I) ConocoPhillips shall be responsible for any and all Foreign Other Taxes attributable to, or arising with respect to or as a result of, assets or activities of the ConocoPhillips Business; and (II) Phillips 66 shall be responsible for any and all other Foreign Other Taxes.

(ii) Subject to Section 2.04(c)(iii), for all Post-Distribution Periods (other than any Straddle Periods or portion thereof), (A) Phillips 66 shall be responsible for any and all Foreign Other Taxes relating to any Phillips 66 Separate Return; and (B) ConocoPhillips shall be responsible for any and all Foreign Other Taxes relating to any ConocoPhillips Separate Return.

(iii) VAT imposed by a UK Tax Authority to which Paragraph 2.01(b) of Schedule 2.05 applies shall be dealt with in accordance with that paragraph.

Section 2.05 UK Taxes . As regards UK Taxes, this Agreement applies as follows:

(a) The provisions of Schedule 2.05 apply to the allocation of UK Taxes and to other UK Tax matters;

(b) The other provisions of this Agreement also apply to the allocation of UK Taxes and to other UK Tax matters, except for the following provisions, which, notwithstanding such provisions, shall not so apply: Section 2.02, Section 2.03, Section 2.07(b), Section 2.07(c), Section 2.08, Section 3, Section 4.02(a), Section 4.02(b), Section 4.05, Section 4.06(a), Section 4.07, Section 4.08, Section 5.02, Section 5.03(b), Section 5.03(c), Section 5.03(d), Section 5.03(e), Section 5.04(c), Section 5.05, Section 5.06(a) (except with respect to any Federal or State Income Tax treatment of any such payments in respect of UK Taxes made by or to ConocoPhillips, Phillips 66, ConocoPhillips Company, Phillips 66 Company or any other member of the ConocoPhillips Group or the Phillips 66 Group that is organized under the laws of the United States or any State), Section 6, and any schedule other than Schedule 2.05; and

(c) In the event of conflict between the Sections of this Agreement (other than Schedule 2.05) and the paragraphs of Schedule 2.05, the paragraphs of Schedule 2.05 prevail, save to the extent that the conflict is between the Sections of this Agreement (other than Schedule 2.05) and paragraph 1 of Schedule 2.05, when the Sections of this Agreement prevail.

Section 2.06 Certain Transaction Taxes and Breaches of Covenant .

(a) Phillips 66 Liability. Phillips 66 shall be liable for, and shall indemnify and hold harmless the ConocoPhillips Group from and against any liability for:

(i) Any stamp, sales and use, gross receipts, value-added or other transfer Taxes imposed by any Tax Authority on any member of the Phillips 66 Group (if such member is primarily liable for such Tax) on the transfers occurring pursuant to the Transactions, provided that VAT imposed by a UK Tax Authority to which Paragraph 2.01(b) of Schedule 2.05 applies shall be dealt with in accordance with that paragraph and that the consideration given by any member of the ConocoPhillips Group to any member of the Phillips 66 Group for any chargeable supply made by a member of the Phillips 66 Group shall, unless the persons giving and receiving such consideration agree otherwise, be increased by an amount equal to the VAT chargeable;

(ii) Any Tax resulting from a breach by Phillips 66 of any covenant in this Agreement, the Separation and Distribution Agreement, the Indemnification and Release Agreement, or any other Ancillary Agreement; and

(iii) Any Tax-Related Losses for which Phillips 66 is responsible pursuant to Section 6.04 of this Agreement.

(b) ConocoPhillips Liability. Subject to Paragraph 2.01(b) of Schedule 2.05, ConocoPhillips shall be liable for, and shall indemnify and hold harmless the Phillips 66 Group from and against any liability for:

(i) Any stamp, sales and use, gross receipts, value-added or other transfer Taxes imposed by any Tax Authority on any member of the ConocoPhillips Group (if such member is primarily liable for such Tax or if the applicable Tax Law is silent with respect to whether any member of the ConocoPhillips Group, on the one hand, or any member of the Phillips 66 Group, on the other hand, is primarily liable for such Tax) on the transfers occurring pursuant to the Transactions, provided that the consideration given by any member of the Phillips 66 Group to any member of the ConocoPhillips Group for any chargeable supply made by a member of the ConocoPhillips Group shall, unless the persons giving and receiving such consideration agree otherwise, be increased by an amount equal to the VAT chargeable; and

(ii) Any Tax resulting from a breach by ConocoPhillips of any covenant in this Agreement, the Separation and Distribution Agreement, the Indemnification and Release Agreement, or any other Ancillary Agreement.

(c) UK Stamp Duty. For the purposes of Section 2.06(a) and (b), the primary liability to pay any United Kingdom stamp duty arising on any instrument of transfer executed pursuant to the Transactions shall be deemed to fall on the transferee under that instrument.

(d) Wrong Pocket Tax Liabilities. For the absence of doubt, to the extent that Section 2.4(a) or Section 2.5(c) or (d) of the Separation and Distribution Agreement apply to the transfer or assignment of any Excluded Assets or Phillips 66 Assets, as applicable, or to the assumption of any Excluded Liabilities or Phillips 66 Liabilities, as applicable, such provisions shall also apply to determine the responsibility for any Taxes (other than stamp, sales and use, gross receipts, value-added or other transfer Taxes imposed by any Tax Authority on the transfer or assignment of any such Assets or the assumption of such Liabilities, which shall be governed by Section 2.06(a)(i) and Section 2.06(b)(i), as applicable) attributable to, or arising with respect to or as a result of holding such Assets or Liabilities for, or transferring such Assets or Liabilities to, the member of the Group entitled to such Assets or responsible for such Liabilities under such provisions.

Section 2.07 Tax Benefits .

(a) Except as set forth in Section 2.07(b), (c), and (d), provided that refunds (and any interest thereon received from a UK Tax Authority) to which paragraph 2 of Schedule 2.05 applies shall be dealt with in accordance with that paragraph:

(i) Phillips 66 shall be entitled to any refund of or reduction in otherwise required payments of (and any interest thereon received from the applicable Tax Authority) Property Taxes, Other Taxes and Foreign Income Taxes for which Phillips 66 is responsible pursuant to Section 2 and any Tax Benefits (I) to the extent set forth in Sections 2.02(a)(ii), 2.03(a)(ii) and 2.09(b), (II) relating to Taxes for which Phillips 66 is responsible pursuant to 2.02(b)(i) or (III) relating to a Phillips 66 State Separate Income Tax Return for a Post-Distribution Period (other than a Straddle Period); and

(ii) ConocoPhillips shall be entitled to any refund of or reduction in otherwise required payments of (and any interest thereon received from the applicable Tax Authority) Income Taxes, Property Taxes and Other Taxes other than such Tax Benefits to which Phillips 66 is entitled pursuant to Section 2.07(a)(i).

(iii) If Phillips 66 receives a Tax Benefit to which ConocoPhillips is entitled pursuant to this Agreement, Phillips 66 shall pay over such Tax Benefit to ConocoPhillips as provided in Section 5 and 2.09(a)(i); and if ConocoPhillips receives a Tax Benefit to which Phillips 66 is entitled pursuant to this Agreement, ConocoPhillips shall pay over such Tax Benefit to Phillips 66 as provided in Section 5 and 2.09(a)(i).

(b) Refunds Attributable to a Phillips 66 Carryback. For the absence of doubt, Phillips 66 shall be entitled to any refund of or reduction in otherwise required payments of any Federal Tax or State Tax, as applicable, with respect to any Joint Return which refund or reduction is attributable to, and would not have arisen but for, a Phillips 66 Carryback pursuant to the proviso set forth in Section 4.07.

(c) Phillips 66 Minimum Tax Credits. Phillips 66 shall pay to ConocoPhillips an amount equal to the minimum tax credit under Section 53 of the Code allocated to the Phillips 66 Group by ConocoPhillips pursuant to Section 4.08.

(d) Income Tax Deductions in Respect of Certain Equity Awards and Incentive Compensation. Solely the member of the Group for which the relevant individual is currently employed or, if such individual is not currently employed by a member of the Group, was most recently employed at the time of the vesting, exercise, disqualifying disposition, payment or other relevant taxable event, as appropriate, in respect of the equity awards and other incentive compensation described in Article IV of the Employee Matters Agreement shall be entitled to claim any Income Tax deduction in respect of such equity awards and other incentive compensation on its respective Tax Return associated with such event.

Section 2.08 Special Allocation and Computational Rules .

(a) For purposes of Sections 2.02(a), 2.02(c)(i), 2.03(a), 2.03(c)(i), and 2.04(c)(i), any and all Tax Items (including, for the absence of doubt, Tax Items with respect to intercompany transactions between members of the ConocoPhillips Group and the Phillips 66 Group) shall be allocated to the assets and activities of the ConocoPhillips Business, on the one hand, and the assets and activities of the Phillips 66 Business, on the other hand, as applicable pursuant to and consistent with the ConocoPhillips Past Practice.

(b) ConocoPhillips shall determine the allocations described in Section 2.08(a), the Federal Income Taxes or State Income Taxes, as applicable (or Tax Benefits or reductions in Tax Benefits, as applicable) and any Other Taxes, as applicable, attributable to, or arising with respect to or as a result of, assets or activities of the Phillips 66 Business or the ConocoPhillips Business, the utilization of foreign tax credits under Section 901 by the Phillips 66 Business and the Taxes (or reductions in Tax Benefits) that would not have arisen but for the utilization of foreign tax credits by the Phillips 66 Business. In connection with any relevant demand for payment under Section 5, ConocoPhillips shall provide Phillips 66 with written notice containing a reasonably detailed summary of any such relevant determinations and timely respond to any reasonable requests from Phillips 66 for additional information with respect to any such determinations. Notwithstanding anything to the contrary in this Agreement, such determinations by ConocoPhillips shall, in the absence of bad faith or clear error, be conclusive.

Section 2.09 Deductible and Includible Tax Payments . Notwithstanding any other provision in this Agreement, without duplication for any amounts otherwise required to be paid hereunder

(and provided that, for the absence of doubt, this Section 2.09 shall not apply to payments required to be made pursuant to Paragraph 2 of Schedule 2.05), (a) in the event that any Company (the “Benefit Intercompany Payor”) is required to pay over a Tax Benefit to the other Company (the “Benefit Intercompany Payee”) hereunder, (i) the Benefit Intercompany Payor shall also pay over to the Benefit Intercompany Payee any interest relating thereto that is received (by way of offset or otherwise) by the Benefit Intercompany Payor or any of its Affiliates from the applicable Tax Authority and (ii) the Benefit Intercompany Payee shall be required to pay to the Benefit Intercompany Payor the amount of any Tax (or any reduction in Tax Benefit) actually suffered in cash by the Benefit Intercompany Payor or any of its Affiliates resulting (on a “with and without” basis) from the receipt by the Benefit Intercompany Payor or any of its Affiliates of the Tax Benefit from the applicable Tax Authority and (b) in the event that any Company (the “Tax Intercompany Payor”) is required to pay the other Company (the “Tax Intercompany Payee”) hereunder in respect of a Tax (or reduction in any Tax Benefit), (i) for the absence of doubt, the Tax Intercompany Payor shall pay to the Tax Intercompany Payee any interest or penalties relating thereto that is required to be paid (by way of offset or otherwise) by the Tax Intercompany Payee or any of its Affiliates to the applicable Tax Authority, (ii) the Tax Intercompany Payee shall be required to pay to the Tax Intercompany Payor the amount of any Tax Benefit actually realized in cash by the Tax Intercompany Payee or any of its Affiliates resulting (on a “with and without” basis) from the payment by the Tax Intercompany Payee or any of its Affiliates of the Tax to the applicable Tax Authority (or the reduction in Tax Benefit). Any amounts required to be paid pursuant to this Section 2.09 shall be calculated or recalculated, as applicable, in light of any Final Determination or any other facts that may arise or come to light after a payment is made pursuant to this Section 2.09 that would affect any amount required to be paid pursuant to this Section 2.09, and an appropriate adjusting payment shall be made (without duplication) by Phillips 66 or ConocoPhillips, as applicable, such that the aggregate amounts paid pursuant to this Section 2.09 reflect such recalculated amount.

Section 3. Proration of Taxes for Straddle Periods .

(a) General Method of Proration. In the case of any Straddle Period, Tax Items shall be apportioned between Pre-Distribution Periods and Post-Distribution Periods in accordance with the principles of Treasury Regulation Section 1.1502-76(b) as reasonably interpreted and applied by the Companies. No election shall be made under Treasury Regulation Section 1.1502-76(b)(2)(ii) (relating to ratable allocation of a year’s Tax Items). If the Distribution Date is not an Accounting Cutoff Date, the provisions of Treasury Regulation Section 1.1502-76(b)(2)(iii) will be applied to ratably allocate the Tax Items (other than extraordinary items) for the month which includes the Distribution Date.

(b) Transaction Treated as Extraordinary Item. In determining the apportionment of Tax Items between Pre-Distribution Periods and Post-Distribution Periods, any Tax Items relating to the Transactions shall be treated as extraordinary items described in Treasury Regulation Section 1.1502-76(b)(2)(ii)(C) and shall (to the extent occurring on or prior to the Distribution Date) be allocated to Pre-Distribution Periods, and any Taxes related to such items shall be treated under Treasury Regulation Section 1.1502-76(b)(2)(iv) as relating to such extraordinary item and shall (to the extent occurring on or prior to the Distribution Date) be allocated to Pre-Distribution Periods.

Section 4. Preparation and Filing of Tax Returns.

Section 4.01 General . Except as otherwise provided in this Section 4, Tax Returns shall be prepared and filed when due (including extensions) by the person obligated to file such Tax Returns under the Code or applicable Tax Law. The Companies shall provide, and shall cause their Affiliates to provide, assistance and cooperation to one another in accordance with Section 7 with respect to the preparation and filing of Tax Returns, including providing information required to be provided in Section 7.

Section 4.02 ConocoPhillips’s Responsibility . ConocoPhillips has the exclusive obligation and right to prepare and file, or to cause to be prepared and filed:

(a) ConocoPhillips Federal Consolidated Income Tax Returns for any Tax Periods ending on, before or after the Distribution Date;

(b) Except for Tax Returns required to be filed under applicable Tax Law by a member of the Phillips 66 Group, (i) ConocoPhillips State Combined Income Tax Returns and (ii) any other Joint Returns which ConocoPhillips reasonably determines are required to be filed (or which ConocoPhillips chooses to be filed) by the Companies or any of their Affiliates for Tax Periods ending on, before or after the Distribution Date; provided, however, that if such ConocoPhillips State Combined Income Tax Return or other Joint Return, as applicable, has not previously been filed by the Companies or any of their Affiliates in the applicable jurisdiction, ConocoPhillips shall provide written notice of such determination to file such ConocoPhillips State Combined Income Tax Returns or other Joint Returns to Phillips 66; and

(c) ConocoPhillips Separate Returns which ConocoPhillips reasonably determines are required to be filed by the Companies or any of their Affiliates for Tax Periods ending on, before or after the Distribution Date.

Section 4.03 Phillips 66’s Responsibility . Phillips 66 shall prepare and file, or shall cause to be prepared and filed, all Tax Returns required to be filed by or with respect to members of the Phillips 66 Group other than those Tax Returns which ConocoPhillips is required to prepare and file under Section 4.02. For the absence of doubt, the Tax Returns required to be prepared and filed by Phillips 66 under this Section 4.03 shall include (a) any Phillips 66 Federal Consolidated Income Tax Return for Tax Periods ending after the Distribution Date and (b) Phillips 66 Separate Returns required to be filed for Tax Periods ending on, before or after the Distribution Date.

Section 4.04 Tax Return Filing and Past Practices .

(a) General Rule. Except as provided in Section 4.04(b), with respect to any Tax Return that Phillips 66 has the obligation and right to prepare and file, or cause to be prepared and filed, under Section 4.03, to the extent Tax Items reported on such Tax Return might reasonably be expected to affect Taxes (or rights to Tax Benefits) for which ConocoPhillips is responsible (or to which ConocoPhillips is entitled) under this Agreement, such Tax Return shall, in the case of a Tax Return that is not a UK Tax Return, be prepared in accordance with the past practice of the ConocoPhillips Group in determining accrued assets and liabilities for cash taxes on the books and records of ConocoPhillips and its subsidiaries and the past return filing practice of the ConocoPhillips Group with respect to the relevant Tax Return (including any past accounting methods, elections and conventions) (the “ConocoPhillips Past Practice”) and, in the case of a UK Tax Return, on a basis which is consistent with the basis on which UK Tax Documents already submitted by or on behalf of the relevant taxpayer to HM Revenue & Customs were prepared and filed (the “ConocoPhillips UK Tax Practice”), unless (i) any Tax Items with respect to the Tax Returns in question are not covered by the ConocoPhillips Past Practice or the ConocoPhillips UK Tax Practice (as relevant) (in which case, with respect to such Tax Items, such Tax Returns shall be prepared in accordance with reasonable Tax accounting practices selected by ConocoPhillips), (ii) no Substantial Authority exists for the ConocoPhillips Past Practice or the ConocoPhillips UK Tax Practice (as relevant) with respect to any Tax Items reportable on the Tax Returns in question (in which case, with respect to such Tax Items, such Tax Returns shall be prepared in accordance with reasonable Tax accounting practices selected by ConocoPhillips), or (iii) there is no adverse effect to ConocoPhillips (in which case, the Tax Returns in question shall be prepared in accordance with reasonable Tax accounting practices selected by Phillips 66).

(b) Reporting of Transactions. The Tax treatment of the Transactions reported on any Tax Return shall be consistent with the treatment thereof in the Ruling Requests and the Tax Opinions/Rulings, unless there is no reasonable basis for such Tax treatment. To the extent there is a Tax treatment relating to the Transactions which is not covered by the Ruling Requests or the Tax Opinions/Rulings, the Tax treatment of the Transactions reported on any Tax Return for which Phillips 66 is the Responsible Party shall be consistent with that on any Tax Return filed or to be filed by ConocoPhillips or any member of the ConocoPhillips Group or caused or to be caused to be filed by ConocoPhillips (“ConocoPhillips Group Transaction Returns”), unless there is no reasonable basis for such Tax treatment. To the extent there is a Tax treatment relating to the Transactions which is not covered by the Ruling Requests, the Tax Opinions/Rulings or ConocoPhillips Group Transaction Returns, the Companies shall agree on the Tax treatment to be reported on any Tax Return. For this purpose, the Tax treatment shall be determined by ConocoPhillips and shall be agreed to by Phillips 66 unless either (i) no Substantial Authority exists for the technical merits of the position, or (ii) such Tax treatment is inconsistent with the Tax treatment contemplated in the Ruling Requests, the Tax Opinions/Rulings and/or the ConocoPhillips Group Transaction Returns. Any dispute regarding such Tax treatment shall be referred for resolution pursuant to Section 12, sufficiently in advance of the filing date of such Tax Return (including extensions) to permit timely filing of the Tax Return.

Section 4.05 Consolidated or Combined Tax Returns . Phillips 66 will elect and join, and will cause its respective Affiliates to elect and join, in filing any ConocoPhillips State Combined Income Tax Returns and any Joint Returns that ConocoPhillips determines are required to be filed or that ConocoPhillips chooses to file pursuant to Section 4.02(b).

Section 4.06 Right to Review Tax Returns.

(a) ConocoPhillips Federal Consolidated Income Tax Returns and ConocoPhillips State Combined Income Tax Returns. ConocoPhillips shall make any ConocoPhillips Federal Consolidated Income Tax Return and ConocoPhillips State Combined Income Tax Return (other than any such Tax Return for which Phillips 66 is the Responsible Company) and any workpapers related to any such Tax Return available for review by Phillips 66, if requested by Phillips 66. ConocoPhillips shall use its reasonable best efforts to make such Tax Return available to Phillips 66 for review and comment as required under this paragraph prior to the due date (including extensions) for filing of such Tax Return. Phillips 66 shall use reasonable best efforts to respond in writing to ConocoPhillips with any comments no later than the date on which ConocoPhillips files such Tax Return with the applicable Tax Authority, provided, however that Phillips 66’s comments shall be limited to the reporting of any material Tax Item on such Tax Return with respect to which Phillips 66 reasonably believes that no Substantial Authority exists for the technical merits of the position. ConocoPhillips shall reasonably consider such comments with respect to the reporting of any such material Tax Item on such Return (including considering whether to revise the reporting of such Tax Item on such Tax Return prior to filing such Tax Return with the applicable Tax Authority, file an amended Tax Return with the applicable Tax Authority revising the reporting of such Tax Item, or pursue an adjustment to the reporting of such Tax Item in connection with a Tax Contest with respect to such Tax Return or make no change).

(b) Certain Other Joint Returns and Separate Returns. The Responsible Company with respect to any material Joint Return (other than any ConocoPhillips Consolidated Federal Income Tax Return or any ConocoPhillips State Combined Income Tax Return for which ConocoPhillips is the Responsible Company) or material Separate Return shall make such Tax Return and related workpapers available for review by the other Company, if requested by the other Company, to the extent (i) such Tax Return relates to Taxes for which the requesting party would reasonably be expected to be liable under applicable Tax Law or responsible under this Agreement, (ii) such Tax Return relates to Taxes and the requesting party would reasonably be expected to be liable under applicable Tax Law or responsible under this Agreement in whole or in part for any additional Taxes owing as a result of adjustments to the amount of such Taxes reported on such Tax Return, (iii) such Tax Return relates to Taxes for which the requesting party would reasonably be expected to have a claim for Tax Benefits under this Agreement, (iv) the requesting party reasonably determines that it must inspect such Tax Return to confirm compliance with the terms of this Agreement, (v) such Tax Return relates to an Agreed UK Group Relief Surrender, or (vi) such Tax Return relates to a Transfer Pricing Adjustment relating to a transaction or transactions involving a member of the requesting party’s Group. The Responsible Company shall use its reasonable best efforts to make such Tax Return available for review and comment as required under this paragraph prior to the due date (including extensions) for filing of such Tax Return. The requesting party shall use reasonable best efforts to respond in writing to the Responsible Party with any comments no later than the date on which the Responsible Party files such Tax Return with the applicable Tax Authority provided, however that (x) if ConocoPhillips is the Responsible Company, Phillips 66’s comments shall be limited to the reporting of any material Tax Item on such Tax Return with respect to which Phillips 66 reasonably believes that no Substantial Authority exists for the technical merits of the position and (y) if Phillips 66 is the Responsible Company, ConocoPhillips’ comments shall be limited to the reporting of any material Tax Item on such Tax Return with respect to which ConocoPhillips reasonably believes that no Substantial Authority exists for the technical merits of the position or the reporting of any Tax Item on such Tax Return in accordance with this Agreement or the ConocoPhillips Past Practice or ConocoPhillips UK Tax Practice, as applicable. The Responsible Party shall reasonably consider such comments with respect to the reporting of any such material Tax Item on such Return (including considering whether to revise the reporting of such Tax Item on such Tax Return prior to filing such Tax Return with the applicable Tax Authority, file an amended Tax Return with the applicable Tax Authority revising the reporting of such Tax Item, or pursue an adjustment to the reporting of such Tax Item in connection with a Tax Contest with respect to such Tax Return or make no change).

(c) Execution of Returns Prepared by Other Party. In the case of any Tax Return which is required to be prepared and filed by one Company under this Agreement and which is required by Law to be signed by the other Company or its Affiliate (or by an authorized representative thereof), the Company which is legally required to sign such Tax Return (or whose Affiliate is legally required to sign or an authorized representative thereof) shall not be required to sign such Tax Return under this Agreement if there is no reasonable basis for the Tax treatment of any Tax Item reported on the Tax Return or the Tax treatment of any Tax Item reported on the Tax Return should, in the opinion of a Tax advisor from a nationally recognized legal, accounting or professional tax services firm, subject the other Company or its Affiliate (or its authorized representatives) to material penalties.

Section 4.07 Phillips 66 Carrybacks and Claims for Refund . Phillips 66 hereby agrees that, unless ConocoPhillips consents in writing, (a) no Adjustment Request with respect to any Joint Return shall be filed, and (b) any available elections to waive the right to claim in any Pre-Distribution Period with respect to any Joint Return any Phillips 66 Carryback arising in a Post-Distribution Period shall be made, and no affirmative election shall be made to claim any such Phillips 66 Carryback; provided, however, that the parties agree that any such Adjustment Request shall be made with respect to any Phillips 66 Carryback related to Federal Taxes or State Taxes, as applicable, upon the reasonable request of Phillips 66, if such Phillips 66 Carryback is necessary to prevent the loss of the Federal and/or State Tax Benefit of such Phillips 66 Carryback (including, but not limited to, an Adjustment Request with respect to a Phillips 66 Carryback of a capital loss for Federal and/or State Tax purposes arising in a Post-Distribution Period to a Pre-Distribution Period) and such Adjustment Request, based on ConocoPhillips’ sole, reasonable determination, will cause no Tax detriment to ConocoPhillips, the ConocoPhillips Group or any member of the ConocoPhillips Group. Any Adjustment Request which ConocoPhillips consents to make under this Section 4.07 shall be prepared and filed by the Responsible Company for the Joint Return to be adjusted.

Section 4.08 Apportionment of Earnings and Profits and Tax Attributes . ConocoPhillips shall in good faith advise Phillips 66 in writing of the portion, if any, of any earnings and profits, Tax Attribute, overall foreign loss or other consolidated, combined or unitary attribute which ConocoPhillips determines shall be allocated or apportioned to the Phillips 66 Group under applicable Law. Phillips 66 and all members of the Phillips 66 Group shall prepare all Tax Returns in accordance with such written notice. In the event that any temporary or final amendments to Treasury Regulations are promulgated after the date of this Agreement that provide for any election to apply such regulations retroactively, then any such election shall be made only to the extent that ConocoPhillips determines to make such election. As soon as practicable after receipt of a written request from Phillips 66, ConocoPhillips shall provide copies of any studies, reports, and workpapers supporting the earnings and profits and other Tax Attributes allocable to Phillips 66. In the event of a subsequent adjustment to the earnings and profits or any Tax Attributes determined by ConocoPhillips, ConocoPhillips shall promptly notify Phillips 66 in writing of such adjustment. For the absence of doubt, ConocoPhillips shall not be liable to Phillips 66 or any member of the Phillips 66 Group for any failure of any determination under this Section 4.08 to be accurate under applicable Law.

Section 5. Due Date for Payments and Related Matters .

Section 5.01 General Rule .

(a) The due date for payment of any liability of one Company to the other Company under this Agreement shall be as follows:

(i) In the case of any liability of one Company to the other Company under Section 2 for which Section 5.02 through Section 5.07 specify a due date for payment of such liability, the due date for payment of such liability shall be as so specified in Section 5.02 through Section 5.07.

(ii) In the case of any liability of one Company to the other Company under Schedule 2.05 for which Schedule 2.05 specifies a due date for payment of such liability, the due date for payment of such liability shall be as so specified in Schedule 2.05.

(iii) In the case of any other liability under this Agreement, the due date for payment of such liability shall be within the later of (x) 30 days following the date of receipt of a written notice and demand from ConocoPhillips or Phillips 66, as applicable, for payment of the liability due (provided, in the case of any liability in respect of a refund, that ConocoPhillips or Phillips 66, as applicable, is aware of the receipt by the other Group of such refund) and (y) in the case of any liability in respect of a refund, within 30 days following the date of receipt of such refund from the relevant Tax Authority and, in the case of any liability in respect of Taxes payable to the relevant Tax Authority, the due date for payment of such Taxes to the relevant Tax Authority.

(b) All payments under this Agreement shall be made by ConocoPhillips directly to Phillips 66 and by Phillips 66 directly to ConocoPhillips; provided, however, that if the Companies mutually agree with respect to any such payment, any member of the ConocoPhillips Group, on the one hand, may make such payment to any member of the Phillips 66 Group, on the other hand, and vice versa.

Section 5.02 ConocoPhillips Federal Consolidated Income Tax Returns, ConocoPhillips State Combined Income Tax Returns and State Separate Income Tax Returns . In the case of (x) any ConocoPhillips Federal Consolidated Income Tax Return, (y) any ConocoPhillips State Combined Income Tax Return, and (z) any State Separate Income Tax Return, as applicable, in each case for any Pre-Distribution Period or any Straddle Period (including, for the absence of doubt, amended Tax Returns):

(a) Taxes Shown as Due on Tax Return. The Responsible Company shall compute the amount of Tax required to be paid to the applicable Tax Authority (taking into account the requirements of Section 4.04) with respect to such Tax Return in respect of a Payment Date. In the case of any such Tax Return filed or required to be filed under applicable Tax Law by any member of the ConocoPhillips Group, ConocoPhillips shall pay (or cause to be paid) such amount to such Tax Authority on or before such Payment Date (and provide notice and proof of payment to Phillips 66) and, in the case of any such Tax Return filed or required to be filed under applicable Tax Law by any member of the Phillips 66 Group, Phillips 66 shall pay (or cause to be paid) such amount to such Tax Authority on or before such Payment Date (and provide notice and proof of payment to ConocoPhillips).

(b) Accrual-to-Return Payment.

(i) Tax Returns Filed by ConocoPhillips Group Member. In the case of any such Tax Return for any Pre-Distribution Tax Period that ends during 2011 or 2012 or any Straddle Period filed or required to be filed under applicable Tax Law by any member of the ConocoPhillips Group:

(A) (I) Phillips 66 shall be deemed to have paid ConocoPhillips on the Distribution Date an amount equal to any liability for cash Federal Income Taxes or State Income Taxes, as applicable, with respect to such Tax Return to the extent such Federal Income Taxes (other than alternative minimum Taxes) or State Income Taxes, as applicable, have been accrued as of the Distribution Date on the books and records of ConocoPhillips and its subsidiaries (“Accrued”) and allocated to the Phillips 66 Business (including any member of the Phillips 66 Group) as of the Distribution Date (which accruals and allocations, for the absence of doubt, may be computed after the Distribution Date as of the Distribution Date and which shall be recomputed as of the Distribution Date to take account of any Tax Return that is filed in respect of such Taxes) (with respect to such Federal Income Taxes, the “Accrued Phillips 66 Federal Income Tax Liability,” and such State Income Taxes, the “Accrued Phillips 66 State Income Tax Liability” and, collectively, the “Accrued Phillips 66 Income Tax Liability”); and (II) ConocoPhillips shall be deemed to have paid Phillips 66 on the Distribution Date an amount equal to any reduction of Federal Income Taxes or State Income Taxes, as applicable, otherwise due with respect to such Tax Return to the extent such reduction in Federal Income Taxes or State Income Taxes, as applicable, has been Accrued and allocated to the Phillips 66 Business (including any member of the Phillips 66 Group) as of the Distribution Date (with respect to such Federal Income Taxes, the “Accrued Phillips 66 Federal Income Tax Asset,” and such State Income Taxes, the “Accrued Phillips 66 State Income Tax Asset,” and, collectively, the “Accrued Phillips 66 Income Tax Asset”).

(B) Within 120 days following the earlier of (y) the due date (including extensions) for filing such Tax Return, or (z) the date on which such Tax Return is filed:

(I) In the case of any Accrued Phillips 66 Federal Income Tax Liability or Accrued Phillips 66 State Income Tax Liability, as applicable, with respect to such Tax Return (1) if Phillips 66 is responsible for Federal Income Taxes or State Income Taxes, as applicable, shown as due on such Tax Return (for the absence of doubt, without regard to any estimated, installment, or other advance payments or minimum tax credits) pursuant to Section 2.02(a) or 2.03(a) (or if Phillips 66 is neither responsible for any Federal Income Taxes or State Income Taxes, as applicable, shown as due on such Tax Return nor entitled to any

Tax Benefit with respect to such Tax Return) (for this purpose, determined without regard to Section 5.02(b)(i)(A)), (x) Phillips 66 shall pay ConocoPhillips an amount equal to the excess, if any, of the amount of such Federal Income Taxes or State Income Taxes, as applicable, for which Phillips 66 is responsible, if any, over such Accrued Phillips 66 Federal Income Tax Liability or Accrued Phillips 66 State Income Tax Liability, as applicable, and (y) ConocoPhillips shall pay Phillips 66 an amount equal to the excess, if any, of such Accrued Phillips 66 Federal Income Tax Liability or Accrued Phillips 66 State Income Tax Liability, as applicable, over the amount of such Federal Income Taxes or State Income Taxes, as applicable, for which Phillips 66 is responsible, if any; and (2) if Phillips 66 is entitled to any Tax Benefit (other than any alternative minimum Tax Benefit) with respect to such Tax Return pursuant to Section 2.02(a)(ii) or Section 2.03(a)(ii), as applicable, ConocoPhillips shall pay Phillips 66 an amount equal to the sum of such Tax Benefit to which Phillips 66 is entitled and the amount of any such Accrued Phillips 66 Federal Income Tax Liability or Accrued Phillips 66 State Income Tax Liability, as applicable; and

(II) In the case of any Accrued Phillips 66 Federal Income Tax Asset or Accrued Phillips 66 State Income Tax Asset, as applicable, with respect to such Tax Return, (1) if Phillips 66 is entitled to any Tax Benefit (other than alternative minimum Tax Benefit) with respect to such Tax Return pursuant to Section 2.02(a)(ii) or Section 2.03(a)(ii), as applicable (or if Phillips 66 is neither entitled to any Tax Benefit with respect to such Tax Return nor responsible for any Federal Income Taxes or State Income Taxes, as applicable shown as due on such Tax Return) (for the absence of doubt, without regard to any estimated, installment, or other advance payments or minimum tax credit) (for this purpose, determined without regard to Section 5.02(b)(i)(A)), (x) ConocoPhillips shall pay Phillips 66 an amount equal to the excess, if any, of the amount of such Tax Benefit to which Phillips 66 is entitled, if any, over such Accrued Phillips 66 Federal Income Tax Asset or Accrued Phillips 66 State Income Tax Asset, as applicable; and (y) Phillips 66 shall pay ConocoPhillips an amount equal to the excess, if any, of such Accrued Phillips 66 Federal Income Tax Asset or Accrued Phillips 66 State Income Tax Asset, as applicable, over the amount of any such Tax Benefit, if any; and (2) if Phillips 66 is responsible for Federal Income Taxes or State Income Taxes, as applicable, shown as due on such Tax Return (for the absence of doubt, without regard to any estimated, installment, minimum tax credits or other advance payments) pursuant to Section 2.02(a) or 2.03(a) (for this purpose, determined without regard to Section 5.02(b)(i)(A)), Phillips 66 shall pay ConocoPhillips an amount equal to the sum of the amount of such Federal Income Taxes or State Income Taxes, as applicable, for which Phillips 66 is responsible and the amount of such Accrued Phillips 66 Federal Income Tax Asset or Accrued Phillips 66 State Income Tax Asset, as applicable.

(ii) Tax Returns Filed by Phillips 66 Group Member. In the case of any such ConocoPhillips State Combined Income Tax Return or State Separate Income Tax Return, as applicable, for any Pre-Distribution Tax Period that ends during 2011 or 2012 or any Straddle Period filed or required to be filed under applicable Tax Law by any member of the Phillips 66 Group:

(A) (I) ConocoPhillips shall be deemed to have paid Phillips 66 on the Distribution Date an amount equal to any liability for cash State Income Taxes with respect to such Tax Return to the extent such State Income Taxes have been Accrued as of the Distribution Date and allocated to the ConocoPhillips Business (including any member of the ConocoPhillips Group) as of the Distribution Date (which accrual and allocation, for the absence of doubt, may be computed after the Distribution Date as of the Distribution Date and which shall be recomputed as of the Distribution Date to take account of any Tax Return that is filed in respect of such Taxes) (with respect to such State Income Taxes, the “Accrued ConocoPhillips State Income Tax Liability”)); and (II) Phillips 66 shall be deemed to have paid ConocoPhillips on the Distribution Date an amount equal to any reduction of State Income Taxes otherwise due with respect to such Tax Return to the extent such reduction in State Income Taxes has been Accrued and allocated to the ConocoPhillips Business (including any member of the ConocoPhillips Group) as of the Distribution Date (with respect to such State Income Taxes, the “Accrued ConocoPhillips State Income Tax Asset”).

(B) Within 120 days following the earlier of (y) the due date (including extensions) for filing such Tax Return, or (z) the date on which such Tax Return is filed:

(I) In the case of any Accrued ConocoPhillips State Income Tax Liability with respect to such Tax Return (1) if ConocoPhillips is responsible for any State Income Taxes shown as due on such Tax Return (for the absence of doubt, without regard to any estimated, installment, or other advance payments or minimum tax credits) pursuant to Section 2.03(a) (or if ConocoPhillips is neither responsible for State Income Taxes shown as due on such Tax Return nor entitled to any Tax Benefit with respect to such Tax Return) (for this purpose, determined without regard to Section 5.02(b)(ii)(A)), (x) ConocoPhillips shall pay Phillips 66 an amount equal to the excess, if any, of the amount of such State Income Taxes for which ConocoPhillips is responsible, if any, over such Accrued ConocoPhillips State Income Tax Liability and (y) Phillips 66 shall pay ConocoPhillips an amount equal to the excess, if any, of such Accrued ConocoPhillips State Income Tax Liability over the amount of such State Income Taxes for which ConocoPhillips is responsible, if any; and (2) if ConocoPhillips is entitled to any Tax Benefit with respect to such Tax Return pursuant to this Agreement, Phillips 66 shall pay ConocoPhillips an amount equal to the sum of such Tax Benefit to which ConocoPhillips is entitled and the amount of any such Accrued ConocoPhillips State Income Tax Liability; and

(II) In the case of any Accrued ConocoPhillips State Income Tax Asset with respect to such Tax Return, (1) if ConocoPhillips is entitled to any Tax Benefit with respect to such Tax Return pursuant to this Agreement (or if ConocoPhillips is neither entitled to any Tax Benefit with respect to such Tax

Return nor responsible for any State Income Taxes shown as due on such Tax Return) (for the absence of doubt, without regard to any estimated, installment, or other advance payments or minimum tax credit) (for this purpose, determined without regard to Section 5.02(b)(ii)(A)), (x) Phillips 66 shall pay ConocoPhillips an amount equal to the excess, if any, of the amount of such Tax Benefit to which ConocoPhillips is entitled, if any, over such Accrued ConocoPhillips State Income Tax Asset; and (y) ConocoPhillips shall pay Phillips 66 an amount equal to the excess, if any, of such Accrued ConocoPhillips State Income Tax Asset over the amount of any such Tax Benefit, if any; and (2) if ConocoPhillips is responsible for State Income Taxes shown as due on such Tax Return (for the absence of doubt, without regard to any estimated, installment, minimum tax credits or other advance payments) pursuant to Section 2.03(a) (for this purpose, determined without regard to Section 5.02(b)(ii)(A)), ConocoPhillips shall pay Phillips 66 an amount equal to the sum of the amount of such State Income Taxes for which ConocoPhillips is responsible and the amount of such Accrued ConocoPhillips State Income Tax Asset.

(c) Phillips 66 Minimum Tax Credits Payment. Within 120 days after the date on which the ConocoPhillips Federal Consolidated Income Tax Return for the Straddle Period is filed, Phillips 66 shall pay ConocoPhillips any amount for which Phillips 66 is responsible pursuant to Section 2.07(c).

(d) Taxes Resulting from Adjustment. In the case of any adjustment pursuant to a Final Determination with respect to such Tax Return, (A) in the case of any such Tax Return filed or required to be filed under applicable Tax Law by any member of the ConocoPhillips Group, ConocoPhillips shall pay (or cause to be paid) to the applicable Tax Authority when due any additional Tax due with respect to such Tax Return required to be paid as a result of such adjustment; and (B) in the case of any such Tax Return filed or required to be filed under applicable Tax Law by any member of the Phillips 66 Group, Phillips 66 shall pay (or cause to be paid) to the applicable Tax Authority when due any additional Tax due with respect to such Tax Return as a result of such adjustment.

(e) Return-to-Adjustment Payments. In the case of any adjustment pursuant to a Final Determination with respect to such Tax Return, within 30 days following the later of (x) the date any additional Federal Income Tax or State Income Tax, as applicable, was paid by ConocoPhillips or Phillips 66, as applicable, with respect to such Tax Return as a result of such adjustment (or any Tax Benefit was actually reduced in cash or Tax Benefit is actually received in cash) or (y) the date of receipt of a written notice and demand from ConocoPhillips or Phillips 66, as applicable, following such Final Determination for payment of the amount due:

(i) In the case of any such Tax Return filed or required to be filed under applicable Tax Law by any member of the ConocoPhillips Group, (A) Phillips 66 shall pay ConocoPhillips (x) any Federal Income Tax or State Income Tax, as applicable, due with respect to such Tax Return or any reduction in any Tax Benefit for which Phillips 66 is responsible pursuant to Section 2.02(a) or 2.03(a) as a result of such adjustment and (y) any amount required to be paid by Phillips 66 to ConocoPhillips pursuant to Section 2.07 with respect to such Tax Return as a result of such adjustment; and (B) ConocoPhillips shall pay Phillips 66 (x) any reduction in any Tax Benefit for which ConocoPhillips is responsible pursuant to Section 2.02(a) or 2.03(a) and to which Phillips 66 is entitled pursuant to Section 2.02(a) or 2.03(a) as a result of such adjustment and (y) any amount required to be paid by ConocoPhillips to Phillips 66 pursuant to Section 2.07 with respect to such Tax Return as a result of such adjustment; and

(ii) In the case of any such Tax Return filed or required to be filed under applicable Tax Law by any member of the Phillips 66 Group, (A) ConocoPhillips shall pay Phillips 66 (x) any State Income Tax due with respect to such Tax Return or any reduction in any Tax Benefit for which ConocoPhillips is responsible pursuant to Section 2.03(a) as a result of such adjustment and (y) any amount required to be paid by ConocoPhillips to Phillips 66 pursuant to Section 2.07 with respect to such Tax Return as a result of such adjustment; and (B) Phillips 66 shall pay ConocoPhillips (x) any reduction in any Tax Benefit for which Phillips 66 is responsible pursuant to Section 2.03(a) and to which ConocoPhillips is entitled pursuant to Section 2.03(a) as a result of such adjustment and (y) any amount required to be paid by Phillips 66 to ConocoPhillips pursuant to Section 2.07 with respect to such Tax Return as a result of such adjustment.

Section 5.03 Other Taxes . In the case of any Tax Return with respect to Other Taxes for the Pre-Distribution Period or Straddle Period (including, for the absence of doubt, amended Tax Returns):

(a) Taxes Shown as Due on Tax Return. The Responsible Company shall compute the amount of Tax required to be paid to the applicable Tax Authority (taking into account the requirements of Section 4.04) with respect to such Tax Return in respect of a Payment Date. In the case of any such Tax Return filed or required to be filed under applicable Tax Law by any member of the ConocoPhillips Group, ConocoPhillips shall pay (or cause to be paid) such amount to such Tax Authority on or before such Payment Date (and provide notice and proof of payment to Phillips 66) and, in the case of any such Tax Return filed or required to be filed under applicable Tax Law by any member of the Phillips 66 Group, Phillips 66 shall pay (or cause to be paid) such amount to such Tax Authority on or before such Payment Date (and provide notice and proof of payment to ConocoPhillips).

(b) Accrual-to-Return Payment.

(i) Tax Returns Filed by ConocoPhillips Group Member. In the case of any such Tax Return for any Pre-Distribution Tax Period that ends during 2011 or 2012 or any Straddle Period filed or required to be filed under applicable Tax Law by any member of the ConocoPhillips Group:

(A) Phillips 66 shall be deemed to have paid ConocoPhillips on the Distribution Date an amount equal to any liability for cash Other Taxes with respect to such Tax Return to the extent such Other Taxes have been Accrued and allocated to the Phillips 66 Business (including any member of the Phillips 66 Group) as of the Distribution Date (which accruals and allocations, for the absence of doubt, may be computed after the Distribution Date as of the Distribution Date and which shall be recomputed as of the Distribution Date to take account of any Tax Return that is filed in respect of such Taxes) (with respect to such Other Taxes, the “Accrued Phillips 66 Other Tax Liability”).

(B) Subject to Section 5.03(e), within 120 days following the earlier of (y) the due date (including extensions) for filing such Tax Return, or (z) the date on which such Tax Return is filed, (x) Phillips 66 shall pay ConocoPhillips an amount equal to the excess, if any, of the amount of Other Taxes shown as due on such Tax Return for which Phillips 66 is responsible (for the absence of doubt, without regard to any estimated, installment or other advance payments) pursuant to Section 2.02(c)(i), Section 2.03(c)(i), and Section 2.04(c)(i) (for this purpose, determined without regard to Section 5.03(b)(i)(A)) over any Accrued Phillips 66 Other Tax Liability with respect to such Tax Return, and (y) ConocoPhillips shall pay Phillips 66 an amount equal to the excess, if any, of any Accrued Phillips 66 Other Tax Liability with respect to such Tax Return over the amount of such Other Taxes for which Phillips 66 is responsible.

(ii) Tax Returns Filed by Phillips 66 Group Member. In the case of any such Tax Return for any Pre-Distribution Tax Period that ends during 2011 or 2012 or any Straddle Period filed or required to be filed under applicable Tax Law by any member of the Phillips 66 Group:

(A) ConocoPhillips shall be deemed to have paid Phillips 66 on the Distribution Date an amount equal to any liability for cash Other Taxes with respect to such Tax Return to the extent such Other Taxes have been Accrued and allocated to the ConocoPhillips Business (including any member of the ConocoPhillips Group) as of the Distribution Date (which accruals and allocations, for the absence of doubt, may be computed after the Distribution Date as of the Distribution Date and which shall be recomputed as of the Distribution Date to take account of any Tax Return that is filed in respect of such Taxes) (with respect to such Other Taxes, the “Accrued ConocoPhillips Other Tax Liability”).

(B) Subject to Section 5.03(e), within 120 days following the earlier of (y) the due date (including extensions) for filing such Tax Return, or (z) the date on which such Tax Return is filed, (x) ConocoPhillips shall pay Phillips 66 an amount equal to the excess, if any, of the amount of Other Taxes shown as due on such Tax Return for which ConocoPhillips is responsible (for the absence of doubt, without regard to any estimated, installment or other advance payments) pursuant to Section 2.02(c)(i), Section 2.03(c)(i), and Section 2.04(c)(i) (for this purpose, determined without regard to Section 5.03(b)(ii)(A)) over any Accrued ConocoPhillips Other Tax Liability with respect to such Tax Return, and (y) Phillips 66 shall pay ConocoPhillips an amount equal to the excess, if any, of any Accrued ConocoPhillips Other Tax Liability with respect to such Tax Return over the amount of such Other Taxes for which ConocoPhillips is responsible.

(c) Taxes Resulting from Adjustment. In the case of any adjustment pursuant to a Final Determination with respect to any such Tax Return for any Pre-Distribution Periods or any Straddle Periods, (A) in the case of any such Tax Return filed or required to be filed under applicable Tax Law by any member of the ConocoPhillips Group, ConocoPhillips shall pay (or cause to be paid) when due any additional Other Tax required to be paid with respect to such Tax Return as a result of such adjustment; and (B) in the case of any such Tax Return filed or required to be filed under applicable Tax Law by any member of the Phillips 66 Group, Phillips 66 shall pay (or cause to be paid) when due any additional Other Tax required to be paid with respect to such Tax Return as a result of such adjustment.

(d) Return-to-Adjustment Payments. Subject to Section 5.03(e), in the case of any adjustment pursuant to a Final Determination with respect to such Tax Return for any Pre-Distribution Periods or any Straddle Periods, within 30 days following the later of (i) the date any Other Taxes were paid by ConocoPhillips or Phillips 66, as applicable, pursuant to Section 5.03(c) with respect to such Tax Return as a result of such adjustment or (ii) the date of receipt of a written notice and demand from ConocoPhillips or Phillips 66, as applicable, following such Final Determination for payment of the amount due:

(i) In the case of any such Tax Return filed or required to be filed under applicable Tax Law by any member of the ConocoPhillips Group, (A) Phillips 66 shall pay ConocoPhillips (x) any Other Taxes due with respect to such Tax Return for which Phillips 66 is responsible pursuant to Section 2.02(c)(i), Section 2.03(c)(i), and Section 2.04(c)(i) as a result of such adjustment and (y) any amount required to be paid by Phillips 66 to ConocoPhillips pursuant to Section 2.07(a) with respect to such Tax Return as a result of such adjustment; and (B) ConocoPhillips shall pay Phillips 66 any amount required to be paid by ConocoPhillips to Phillips 66 pursuant to Section 2.07(a) as a result of such adjustment; and

(ii) In the case of any such Tax Return filed or required to be filed under applicable Tax Law by any member of the Phillips 66 Group, (A) ConocoPhillips shall pay Phillips 66 (x) any Other Taxes due with respect to such Tax Return for which ConocoPhillips is responsible pursuant to Section 2.02(c)(i), Section 2.03(c)(i), and Section 2.04(c)(i) as a result of such adjustment and (y) any amount required to be paid by ConocoPhillips to Phillips 66 pursuant to Section 2.07(a) with respect to such Tax Return as a result of such adjustment; and (B) Phillips 66 shall pay ConocoPhillips any amount required to be paid by Phillips 66 to ConocoPhillips pursuant to Section 2.07(a) as a result of such adjustment.

(e) De Minimis Threshold for Other Taxes. Notwithstanding Section 2.02(c), Section 2.03(c), Section 5.03(b) (except with respect to Foreign Other Taxes), and Section 5.03(d) (except with respect to Foreign Other Taxes) and except with respect to any amended Tax Return, in no event shall ConocoPhillips or Phillips 66, as applicable, be liable to pay Phillips 66 or ConocoPhillips, as applicable, any amount with respect to Other Taxes (other than Foreign Other Taxes) pursuant to Section 5.03(b) or Section 5.03(d) unless the amount of such payment otherwise required to be made pursuant to Section 5.03(b) with respect to the relevant Tax Return (other than any amended Tax Return) or Section 5.03(d) with respect to the relevant adjustment, as applicable (in each case, for the absence of doubt, without regard to this Section 5.03(e)), exceeds $100,000. For the absence of doubt, (i) the foregoing limitation shall apply on a per Tax Return basis (in the case of any payment otherwise required to be made pursuant to Section 5.03(b)) or on a per adjustment basis (in the case of any payment otherwise required to be made pursuant to Section 5.03(d)) and (ii) ConocoPhillips or Phillips 66, as applicable, shall be liable for the full amount of any payment to which the foregoing limitation does not apply.

Section 5.04 Certain Separate Return Income Taxes and Property Taxes . In the case of any (x) Income Taxes with respect to a Separate Return (other than State Separate Income Tax Returns for Pre-Distribution Periods or Straddle Periods); and (y) Property Taxes or any refunds of such Taxes:

(a) Taxes Due. Each Company shall pay, or shall cause to be paid, to the applicable Tax Authority when due (i) except as set forth in Section 5.04(c), all Income Taxes with respect to such Separate Return; and (ii) all Property Taxes, in each case for which such Company is responsible pursuant to Section 2.

(b) Refunds. If a Company or any member of such Company’s Group receives a refund of (i) Income Taxes with respect to such Separate Return; or (ii) Property Taxes, in each case to which the other Company is entitled pursuant to Section 2.07, such Company shall pay over such refund to the other Company within 30 days following the receipt of such refund.

(c) Section 2.02(a)(iii) Taxes. In the case of any ConocoPhillips Federal Income Tax Return (including, for the absence of doubt, an amended Tax Return) for a Post-Distribution Period (other than any Straddle Period), within 120 days following the earlier of (y) the due date (including extensions) for filing such Tax Return or (z) the date on which such Tax Return is filed, Phillips 66 shall pay ConocoPhillips the amount for which Phillips 66 is responsible under Section 2.02(a)(iii) with respect to such Tax Return. In the case of any adjustment pursuant to a Final Determination with respect to such Tax Return, within 30 days following the later of (i) the date any additional Federal Income Tax was paid by ConocoPhillips with respect to such Tax Return as a result of such adjustment (or any Tax Benefit was actually reduced in cash) or (ii) the date of receipt of a written notice and demand from ConocoPhillips following such Final Determination for payment of the amount due, Phillips 66 shall pay ConocoPhillips the amount for which Phillips 66 is responsible pursuant to Section 2.02(a)(iii) as a result of such adjustment.

Section 5.05 Tax-Related Losses . Phillips 66 shall pay ConocoPhillips the amount of any Tax-Related Losses for which Phillips 66 is responsible under Section 6.04:

(a) In the case of Tax-Related Losses described in clause (a) of the definition of “Tax-Related Losses,” no later than two Business Days prior to the date COP files, or causes to be filed, the applicable Tax Return for the year of the Internal Contribution, Internal Distribution, Contribution or Distribution, as applicable (provided that if such Tax-Related Losses arise pursuant to a Final Determination described in clause (a), (b) or (c) of the definition of “Final Determination,” then Phillips 66 shall pay ConocoPhillips no later than two Business Days after the date of such Final Determination); and

(b) In the case of Tax-Related Losses described in clause (b) or (c) of the definition of “Tax-Related Losses,” no later than two Business Days after the date ConocoPhillips pays such Tax-Related Losses.

Section 5.06 Treatment of Payments; Tax Gross Up .

(a) Treatment of Payments. In the absence of any change in Tax treatment under the Code or other applicable Tax Law and except as provided in Section 5.06(b), any payments made by a Company under this Agreement shall be reported for Tax purposes by the payor and the recipient as distributions or capital contributions, as appropriate, occurring immediately before the Distribution (but only to the extent that the payment does not relate to a Tax allocated to the payor in accordance with Section 1552 of the Code or the regulations thereunder or Treasury Regulation Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws)) or as payments of an assumed or retained liability.

(b) Treatment of Interest Payments Under This Agreement. Anything herein to the contrary notwithstanding, to the extent one Company (the “Indemnitor”) makes a payment of interest to another Company (the “Indemnitee”) under this Agreement with respect to the period from the date that the Indemnitee made a payment of a Tax to a Tax Authority to the date that the Indemnitor reimbursed the Indemnitee for such Tax payment, the interest payment shall be treated as interest expense to the Indemnitor (deductible to the extent provided by Law) and as interest income by the Indemnitee (includible in income to the extent provided by Law). The amount of the payment shall not be adjusted to take into account any associated Tax Benefit to the Indemnitor or increase in Tax to the Indemnitee.

(c) Tax Gross Up. If (i) notwithstanding the manner in which any payment under this Agreement is reported, there is an adjustment to the Tax liability of a Company as a result of its receipt of a payment pursuant to this Agreement or (ii) any deduction or withholding is required by Law to be made from any payment (other than an interest payment) under this Agreement, such payment shall be appropriately adjusted so that the amount of such payment, reduced by the amount of all Income Taxes payable with respect to the receipt thereof or the amount of all deduction or withholding required by Law with respect to such payment, as applicable (in each case, taking into account all correlative Tax Benefits resulting from the payment of such Income Taxes), shall equal the amount of the payment which the Company receiving such payment would otherwise be entitled to receive pursuant to this Agreement.

Section 5.07 Late Payments . Any amount owed by one party to another party under this Agreement which is not paid when due shall bear interest at the Prime Rate plus five percent, compounded semiannually, from the due date of the payment to the date paid. To the extent interest required to be paid under this Section 5.07 duplicates interest required to be paid under any other provision of this Agreement, interest shall be computed at the higher of the interest rate provided under this Section 5.07 or the interest rate provided under such other provision.

Section 6. Tax-Free Status .

Section 6.01 Tax Opinions/Rulings and Representation Letters .

(a) Each of Phillips 66 and ConocoPhillips hereby represents and agrees that (i) it has or will read the Representation Letters deliverable to Wachtell, Lipton, Rosen & Katz in connection with the rendering of the Tax Opinion prior to the date submitted and has or will read the Representation Letters (including the Ruling Request) delivered to the IRS in connection with obtaining the Ruling prior to the date of this Agreement and (ii) subject to any qualifications therein, all information contained in such Representation Letters and Rulings that concerns or relates to such Company or any member of its Group will be true, correct and complete.

(b) Phillips 66, Phillips 66 Company, ConocoPhillips, and ConocoPhillips Company acknowledge that the Tax Opinions/Rulings and the Representation Letters may not yet have been obtained or submitted. Phillips 66, Phillips 66 Company, ConocoPhillips, and ConocoPhillips Company shall use their commercially reasonable efforts and shall cooperate in good faith to finalize the Representation Letters for the Distribution as soon as possible hereafter and to cause the same to be submitted to the Tax Advisors, the IRS or such other governmental authorities as ConocoPhillips shall deem necessary or desirable and shall take such other commercially reasonable actions as may be necessary or desirable to obtain the Tax Opinions/Rulings in order to confirm the Tax-Free Status.

Section 6.02 Restrictions on Phillips 66 and Phillips 66 Company .

(a) Phillips 66 and Phillips 66 Company agree that they will not take or fail to take, or permit any Phillips 66 Affiliate or Phillips 66 Company Affiliate, as applicable, to take or fail to take, any action where such action or failure to act would be inconsistent with or cause to be untrue any material, information, covenant or representation in any Representation Letters or Tax Opinions/Rulings. Phillips 66 and Phillips 66 Company agree that they will not take or fail to take, or permit any Phillips 66 Affiliate or Phillips 66 Company Affiliate, as applicable, to take or fail to take, any action which prevents or could reasonably be expected to prevent (i) the Tax-Free Status, or (ii) any transaction contemplated by the Separation and Distribution Agreement which is intended by the parties to be tax-free (including, but not limited to, those transactions which the IRS has ruled qualify for tax-free treatment in the Ruling) from so qualifying, including, (x) in the case of Phillips 66, issuing any Phillips 66 Capital Stock that would prevent the Distribution from qualifying as a tax-free distribution within the meaning of Section 355 of the Code; and (y) in the case of Phillips 66 Company, issuing any Phillips 66 Company Capital Stock that would prevent the Internal Distribution from qualifying as a tax-free distribution within the meaning of Section 355 of the Code.

(b) Pre-Distribution Period. During the period from the date hereof until the completion of the Distribution, Phillips 66 and Phillips 66 Company shall not take any action (including, in the case of Phillips 66, the issuance of Phillips 66 Capital Stock) or permit any Phillips 66 Affiliate or Phillips 66 Company Affiliate directly or indirectly controlled by Phillips 66 or Phillips 66 Company, as applicable, to take any action if, as a result of taking such action, (i) Phillips 66 could have a number of shares of Phillips 66 Capital Stock (computed on a fully diluted basis or otherwise) issued and outstanding, including by way of the exercise of stock options (whether or not such stock options are currently exercisable) or the issuance of restricted stock, that could cause ConocoPhillips to cease to have Tax Control of Phillips 66; or (ii) Phillips 66 Company could have a number of shares of Phillips 66 Company Capital Stock (computed on a fully diluted basis or otherwise) issued and outstanding, including by way of the exercise of stock options (whether or not such stock options are currently exercisable) or the issuance of restricted stock, that could cause ConocoPhillips Company to cease to have Tax Control of Phillips 66 Company.

(c) Each of Phillips 66 and Phillips 66 Company agrees that, from the date hereof until the first day after the two-year anniversary of the Distribution Date, it will (i) maintain its status as a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code and (ii) not engage in any transaction that would result in it ceasing to be a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code, in each case, taking into account Section 355(b)(3) of the Code.

(d) Phillips 66 agrees that, from the date hereof until the first day after the two-year anniversary of the Distribution Date, it will not (i) enter into any Proposed Acquisition Transaction or, to the extent Phillips 66 has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur (whether by (A) redeeming rights under a shareholder rights plan, (B) finding a tender offer to be a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Acquisition Transaction, or (C) approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the DGCL or any similar corporate statute, any “fair price” or other provision of Phillips 66’s charter or bylaws or otherwise), (ii) merge or consolidate with any other Person or liquidate or partially liquidate or cause or permit Phillips 66 Company to merge or consolidate with any other Person or liquidate or partially liquidate, (iii) in a single transaction or series of transactions sell or transfer (other than sales or transfers of inventory in the ordinary course of business) all or substantially all of the assets that were transferred to Phillips 66 as part of the Contribution or to Phillips 66 Company as part of the Internal Contribution or sell or transfer (or cause or permit to be transferred) 60% or more of the gross assets of the Active Trade or Business or 60% or more of the consolidated gross assets of Phillips 66 and its Affiliates (such percentages to be measured based on fair market value as of the Distribution Date) or sell or transfer any of the shares of Phillips 66 Company, (iv) redeem or otherwise repurchase (directly or through a Phillips 66 Affiliate) any Phillips 66 stock, or rights to acquire stock, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48), (v) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of Phillips 66 Capital Stock (including, without limitation, through the conversion of one class of Phillips 66 Capital Stock into another class of Phillips 66 Capital Stock) or (vi) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Representation Letters or the Tax Opinions/Rulings) which in the aggregate (and taking into account any other transactions described in this subparagraph (d)) would be reasonably likely to have the effect of causing or permitting one or more persons (whether or not acting in concert) to acquire directly or indirectly stock representing a Fifty-Percent or Greater Interest in Phillips 66 or Phillips 66 Company or otherwise jeopardize the Tax-Free Status, unless prior to taking any such action set forth in the foregoing clauses (i) through (vi), (x) Phillips 66 shall have requested that ConocoPhillips obtain a Ruling in accordance with Section 6.03(b) and (d) of this Agreement to the effect that such transaction will not affect the Tax-Free Status and ConocoPhillips shall have received such a Ruling in form and substance satisfactory to ConocoPhillips in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the Tax-

Free Status (and in determining whether a Ruling is satisfactory, ConocoPhillips may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations made in connection with such Ruling), (y) Phillips 66 shall provide ConocoPhillips with an Unqualified Tax Opinion in form and substance satisfactory to ConocoPhillips in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status (and in determining whether an opinion is satisfactory, ConocoPhillips may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations if used as a basis for the opinion and ConocoPhillips may determine that no opinion would be acceptable to ConocoPhillips) or (z) ConocoPhillips shall have waived the requirement to obtain such Ruling or Unqualified Tax Opinion.

(e) Certain Issuances of Phillips 66 Capital Stock. If Phillips 66 proposes to enter into any Section 6.02(e) Acquisition Transaction or, to the extent Phillips 66 has the right to prohibit any Section 6.02(e) Acquisition Transaction, proposes to permit any Section 6.02(e) Acquisition Transaction to occur, in each case, during the period from the date hereof until the first day after the two-year anniversary of the Distribution Date, Phillips 66 shall provide ConocoPhillips, no later than ten days following the signing of any written agreement with respect to the Section 6.02(e) Acquisition Transaction, with a written description of such transaction (including the type and amount of Phillips 66 Capital Stock to be issued in such transaction) and a certificate of the Board of Directors of Phillips 66 to the effect that the Section 6.02(e) Acquisition Transaction is not a Proposed Acquisition Transaction or any other transaction to which the requirements of Section 6.02(d) apply (a “Board Certificate”).

(f) Phillips 66 Restructuring. Phillips 66 and Phillips 66 Company shall not engage in, cause or permit any internal restructuring (including by making or revoking any election under Treasury Regulation Section 301.7701-3) involving Phillips 66 or Phillips 66 Company and/or any of their subsidiaries or any contribution, sale or other transfer of any of the assets directly or indirectly transferred to Phillips 66 as part of the Contribution, transferred to Phillips 66 Company as part of the Internal Contribution, or otherwise transferred to Phillips 66 or Phillips 66 Company, as applicable, or any of their subsidiaries in connection with the Transaction (any such action, a “Phillips 66 Restructuring”) during or with respect to any Tax Period (or portion thereof) ending on or prior to 6 months following the Distribution Date without obtaining the prior written consent of ConocoPhillips (such prior written consent not to be unreasonably withheld). Phillips 66 or Phillips 66 Company, as applicable, shall provide written notice to ConocoPhillips describing any Phillips 66 Restructuring proposed to be taken during or with respect to any Tax Period (or portion thereof) ending on or prior to 6 months following the Distribution Date and shall consult with ConocoPhillips regarding any such proposed actions.

(g) Distributions by Foreign Phillips 66 Subsidiaries. Until January 1st of the calendar year immediately following the calendar year in which the Distribution occurs, Phillips 66 shall neither cause nor permit any foreign subsidiary of Phillips 66 to enter into any transaction or take any action that would be considered under the Code to constitute the declaration or payment of a dividend (including pursuant to Section 304 of the Code) without obtaining the prior written consent of ConocoPhillips (such prior written consent not to be unreasonably withheld).

Section 6.03 Procedures Regarding Opinions and Rulings .

(a) If Phillips 66 notifies ConocoPhillips that it desires to take one of the actions described in clauses (i) through (vi) of Section 6.02(d) (a “Notified Action”), ConocoPhillips and Phillips 66 shall reasonably cooperate to attempt to obtain the Ruling or Unqualified Tax Opinion referred to in Section 6.02(d), unless ConocoPhillips shall have waived the requirement to obtain such Ruling or Unqualified Tax Opinion.

(b) Rulings or Unqualified Tax Opinions at Phillips 66’s Request. ConocoPhillips agrees that at the reasonable request of Phillips 66 pursuant to Section 6.02(d), ConocoPhillips shall cooperate with Phillips 66 and use its reasonable best efforts to seek to obtain, as expeditiously as possible, a Ruling from the IRS or an Unqualified Tax Opinion for the purpose of permitting Phillips 66 to take the Notified Action. Further, in no event shall ConocoPhillips be required to file any Ruling Request under this Section 6.03(b) unless Phillips 66 represents that (i) it has read the Ruling Request, and (ii) all information and representations, if any, relating to any member of the Phillips 66 Group, contained in the Ruling Request documents are (subject to any qualifications therein) true, correct and complete. Phillips 66 shall reimburse ConocoPhillips for all reasonable costs and expenses incurred by the ConocoPhillips Group in obtaining a Ruling or Unqualified Tax Opinion requested by Phillips 66 within ten Business Days after receiving an invoice from ConocoPhillips therefor.

(c) Rulings or Unqualified Tax Opinions at ConocoPhillips’ Request. ConocoPhillips shall have the right to obtain a Ruling or an Unqualified Tax Opinion at any time in its sole and absolute discretion. If ConocoPhillips determines to obtain a Ruling or an Unqualified Tax Opinion, Phillips 66 shall (and shall cause each Affiliate of Phillips 66 to) cooperate with ConocoPhillips and take any and all actions reasonably requested by ConocoPhillips in connection with obtaining the Ruling or Unqualified Tax Opinion (including, without limitation, by making any representation or covenant or providing any materials or information requested by the IRS or Tax Advisor; provided that Phillips 66 shall not be required to make (or cause any Affiliate of Phillips 66 to make) any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control). ConocoPhillips and Phillips 66 shall each bear its own costs and expenses in obtaining a Ruling or an Unqualified Tax Opinion requested by ConocoPhillips.

(d) Phillips 66 hereby agrees that ConocoPhillips shall have sole and exclusive control over the process of obtaining any Ruling, and that only ConocoPhillips shall apply for a Ruling. In connection with obtaining a Ruling pursuant to Section 6.03(b), (i) ConocoPhillips shall keep Phillips 66 informed in a timely manner of all material actions taken or proposed to be taken by ConocoPhillips in connection therewith; (ii) ConocoPhillips shall (A) reasonably in advance of the submission of any Ruling Request documents provide Phillips 66 with a draft copy thereof, (B) reasonably consider Phillips 66’s comments on such draft copy, and (C) provide Phillips 66 with a final copy; and (iii) ConocoPhillips shall provide Phillips 66 with notice reasonably in advance of, and Phillips 66 shall have the right to attend, any formally scheduled meetings with the IRS (subject to the approval of the IRS) that relate to such Ruling. Neither Phillips 66 nor any Phillips 66 Affiliate directly or indirectly controlled by Phillips 66 shall seek any guidance from the IRS or any other Tax Authority (whether written, verbal or otherwise) at any time concerning the Contribution, the Distribution, the Internal Contribution, the Internal Distribution (including the impact of any transaction on the Contribution, the Distribution, the Internal Contribution or the Internal Distribution) or any transaction referred to in Section 6.02(a)(ii).

Section 6.04 Liability for Tax-Related Losses .

(a) Notwithstanding anything in this Agreement, the Separation and Distribution Agreement, the Indemnification and Release Agreement, or any other Ancillary Agreement to the contrary, subject to Section 6.04(b), Phillips 66 shall be responsible for, and shall indemnify and hold harmless ConocoPhillips, ConocoPhillips Company, each of their Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of any Tax-Related Losses that are attributable to or result from any one or more of the following: (i) the acquisition (other than pursuant to the Internal Contribution, the Internal Distribution, the Contribution, or the Distribution) of all or a portion of the stock and/or assets of Phillips 66 and/or its subsidiaries by any means whatsoever by any Person, (ii) any negotiations, understandings, agreements or arrangements by Phillips 66 with respect to transactions or events (including, without limitation, stock issuances, pursuant to the exercise of stock options or otherwise, option grants, capital contributions or acquisitions, or a series of such transactions or events) that cause the Internal Distribution or the Distribution to be treated as part of a plan pursuant to which one or more Persons acquire directly or indirectly stock of Phillips 66 Company or Phillips 66, as applicable, representing a Fifty-Percent or Greater Interest therein, (iii) any action or failure to act by Phillips 66 after the Distribution (including, without limitation, any amendment to Phillips 66’s certificate of incorporation (or other organizational documents), whether through a stockholder vote or otherwise) affecting the voting rights of Phillips 66 stock or Phillips 66 Company stock (including, without limitation, through the conversion of one class of Phillips 66 Capital Stock or Phillips 66 Company Capital Stock, respectively, into another class of Phillips 66 Capital Stock or Phillips 66 Company Capital Stock, respectively), (iv) any act or failure to act by Phillips 66, Phillips 66 Company, or any Phillips 66 Affiliate described in Section 6.02 (regardless whether such act or failure to act is covered by a Ruling, Unqualified Tax Opinion or waiver described in clause (x), (y) or (z) of Section 6.02(d), a Board Certificate described in Section 6.02(e) or a consent described in Section 6.02(f) or (g)) or (v) any breach by Phillips 66 of its agreement and representation set forth in Section 6.01(a).

(b) For purposes of calculating the amount and timing of any Tax-Related Loss for which Phillips 66 is responsible under this Section 6.04, Tax-Related Losses shall be calculated by assuming that ConocoPhillips, ConocoPhillips Company, the ConocoPhillips Affiliated Group and each member of the ConocoPhillips Group (I) pay Tax at the highest marginal corporate Tax rates in effect in each relevant taxable year and (II) have no Tax Attributes in any relevant taxable year.

Section 7. Assistance and Cooperation .

Section 7.01 Assistance and Cooperation .

(a) General. Each of the Companies shall cooperate (and cause its respective Affiliates to cooperate) with the other Company and with the other Company’s agents, representatives or advisors, including accounting firms and legal counsel, in connection with Tax matters relating to the Companies and their Affiliates including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (iii) determining any amounts required to be paid pursuant to this Agreement, (iv) examinations of Tax Returns, and (v) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed or claims for refunds. Such cooperation shall include, without limitation, (x) preparing Tax Packages and providing information and documents as provided in Section 7.02, (y) making all information and documents in their possession relating to the other Company and its Affiliates available to such other Company as provided in Section 8, and (z) making available to the other Company, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Companies or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes. In the event that a member of the ConocoPhillips Group, on the one hand, or a member of the Phillips 66 Group, on the other hand, suffers a Tax detriment as a result of a Transfer Pricing Adjustment, the Companies shall cooperate pursuant to this Section 7 to seek any competent authority relief that may be available with respect to such Transfer Pricing Adjustment.

(b) Confidentiality. Any information or documents provided under this Section 7 shall be kept confidential by the Company receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes. Notwithstanding any other provision of this Agreement or any other agreement, (i) neither ConocoPhillips nor any ConocoPhillips Affiliate shall be required to provide Phillips 66 or any Phillips 66 Affiliate or any other Person access to or copies of any information or procedures (including the proceedings of any Tax Contest) other than information or procedures that relate solely to Phillips 66, the business or assets of Phillips 66 or any Phillips 66 Affiliate and (ii) in no event shall ConocoPhillips or any ConocoPhillips Affiliate be required to provide Phillips 66, any Phillips 66 Affiliate or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any Privilege. In addition, in the event that ConocoPhillips determines that the provision of any information to Phillips 66 or any Phillips 66 Affiliate could be commercially detrimental, violate any Law or agreement or waive any Privilege, the parties shall use reasonable best efforts to permit compliance with their respective obligations under this Section 7 in a manner that avoids any such harm or consequence.

Section 7.02 Tax Packages and Other Tax Return Information .

(a) General. Phillips 66, Phillips 66 Company, ConocoPhillips, and ConocoPhillips Company acknowledge that time is of the essence in relation to any request for information, assistance or cooperation made by ConocoPhillips or Phillips 66 pursuant to Section 7.01 or this Section 7.02. Phillips 66, Phillips 66 Company, ConocoPhillips, and ConocoPhillips Company acknowledge that failure to conform to the deadlines set forth herein or reasonable deadlines otherwise set by ConocoPhillips or Phillips 66 could cause irreparable harm.

(b) Tax Packages. Phillips 66 (if ConocoPhillips is the Responsible Company with respect to the applicable Tax Returns) or ConocoPhillips (if Phillips 66 is the Responsible Company with respect to the applicable Tax Returns) shall provide to the Responsible Company a package containing information and documents relating to its Group required by the Responsible Company to prepare and file the applicable Tax Returns (“Tax Packages”). Phillips 66 or ConocoPhillips, as applicable, shall provide such Tax Packages (i) containing information or documents in such form as the Responsible Company reasonably requests (or, in the absence of such request, in such form as historically provided to the Responsible Company for the purposes of preparing and filing the applicable Tax Returns) and (ii) in sufficient time for the Responsible Company to file the applicable Tax Returns on a timely basis.

Section 7.03 Reliance by ConocoPhillips . If any member of the Phillips 66 Group supplies information to a member of the ConocoPhillips Group in connection with a Tax liability and an officer of a member of the ConocoPhillips Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the ConocoPhillips Group identifying the information being so relied upon, the chief financial officer of Phillips 66 (or any officer of Phillips 66 as designated by the chief financial officer of Phillips 66) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. Each of Phillips 66 and Phillips 66 Company agrees to indemnify and hold harmless each member of the ConocoPhillips Group and its directors, officers and employees from and against any fine, penalty, or other cost or expense of any kind attributable to a member of the Phillips 66 Group having supplied, pursuant to this Section 7, a member of the ConocoPhillips Group with inaccurate or incomplete information in connection with a Tax liability.

Section 8. Tax Records .

Section 8.01 Retention of Tax Records . Each Company shall preserve and keep all Tax Records exclusively relating to the assets and activities of its Group for Pre-Distribution Periods, and ConocoPhillips shall preserve and keep all other Tax Records relating to Taxes of the Groups for Pre-Distribution Tax Periods, for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (a) the expiration of any applicable statutes of limitations, or (b) seven years after the Distribution Date (such later date, the “Retention Date”). After the Retention Date, each Company may dispose of such Tax Records upon 90 days’ prior written notice to the other Company. If, prior to the Retention Date, a Company reasonably determines that any Tax Records which it would otherwise be required to preserve and keep under this Section 8 are no longer material in the administration of any matter under the Code or other applicable Tax Law and the other Company agrees, then such first Company may dispose of such Tax Records upon 90 days’ prior notice to the other Company.

Any notice of an intent to dispose given pursuant to this Section 8.01 shall include a list of the Tax Records to be disposed of describing in reasonable detail each file, book, or other record accumulation being disposed. The notified Company shall have the opportunity, at its cost and expense, to copy or remove, within such 90-day period, all or any part of such Tax Records. If, at any time prior to the Retention Date, Phillips 66 or Phillips 66 Company determines to decommission or otherwise discontinue any computer program or information technology system used to access or store any Tax Records, then Phillips 66 or Phillips 66 Company may decommission or discontinue such program or system upon 90 days’ prior notice to ConocoPhillips and ConocoPhillips shall have the opportunity, at its cost and expense, to copy, within such 90-day period, all or any part of the underlying data relating to the Tax Records accessed by or stored on such program or system.

Section 8.02 Access to Tax Records . The Companies and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records (and, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession and shall permit the other Company and its Affiliates, authorized agents and representatives and any representative of a Taxing Authority or other Tax auditor direct access during normal business hours upon reasonable notice to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Company in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items under this Agreement.

Section 9. Tax Contests .

Section 9.01 Notice . Each of the Companies shall provide prompt notice to the other Company of any written communication from a Tax Authority regarding any pending or threatened Tax audit, assessment or proceeding or other Tax Contest of which it or its Affiliate becomes aware related to Taxes for Tax Periods for which it is indemnified by the other Company hereunder. Such notice shall attach copies of the pertinent portion of any written communication from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters; provided, however, that the Indemnitor shall not be relieved of its obligations hereunder by reason of any failure by the Indemnitee to so notify except to the extent the Indemnitor was materially harmed by such failure.

Section 9.02 Control of Tax Contests .

(a) Separate Returns. In the case of any Tax Contest with respect to any Separate Return for any Pre-Distribution Period or any Straddle Period:

(i) If the Tax Contest relates exclusively to Taxes for which Phillips 66 is responsible under Section 2, Phillips 66 shall have exclusive control over such Tax Contest, except insofar as ConocoPhillips shall have exclusive control over such Tax Contest pursuant to Section 9.02(a)(ii)(B) and subject to Section 9.02(c)(i) and (d) below; and

(ii) If the Tax Contest relates (A) exclusively to Taxes for which ConocoPhillips is responsible under Section 2, (B) exclusively to Taxes for which Phillips 66 is responsible under Section 2 and ConocoPhillips determines in good faith that Phillips 66 has failed to defend diligently such Tax Contest, or (C) to Taxes for which both ConocoPhillips and Phillips 66 are responsible under Section 2, ConocoPhillips shall (in the case of Tax Contests described in Section 9.02(a)(ii)(B), at ConocoPhillips’ option) have exclusive control over the Tax Contest, subject to Section 9.02(c)(i) and (d) below.

(b) Joint Returns. In the case of any Tax Contest with respect to any ConocoPhillips Federal Consolidated Income Tax Return, ConocoPhillips State Combined Income Tax Return or other Joint Return, in each case, for any Pre-Distribution Period or Straddle Period, ConocoPhillips shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Section 9.02(c)(ii) below.

(c) Settlement Rights and Certain Other Rights.

(i) Separate Returns. In the case of any Tax Contest with respect to any Separate Return, the Controlling Party shall have the sole right to contest, litigate, compromise and settle any such Tax Contest without obtaining the prior consent of the Non-Controlling Party; provided, however, that if Phillips 66 is the Controlling Party with respect to any Tax Contest with respect to any Separate Return which Tax Contest would reasonably be expected to have an adverse impact on ConocoPhillips, Phillips 66 shall not compromise or settle such Tax Contest without obtaining the prior consent of ConocoPhillips. Unless waived by the parties in writing, in connection with any potential adjustment in such Tax Contest (x) with respect to any Separate Return as a result of which adjustment the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment (or any payment under Section 2.07) to the Controlling Party under this Agreement or (y) with respect to any Specified Separate Return: (A) the Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party with respect to such potential adjustment in such Tax Contest; (B) the Controlling Party shall provide the Non-Controlling Party copies of any written materials relating to such potential adjustment in such Tax Contest received from any Tax Authority; (C) the Controlling Party shall consult with the Non-Controlling Party before submitting any written materials prepared or furnished in connection with such potential adjustment in such Tax Contest and shall offer the Non-Controlling Party a reasonable opportunity to comment before submitting any such written materials; and (D) the Controlling Party shall timely provide the Non-Controlling Party with copies of any correspondence or filings submitted to any Tax Authority or judicial authority in connection with such potential adjustment in such Tax Contest. The failure of the Controlling Party to take any action specified in the preceding sentence with respect to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was materially harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.

(ii) Joint Returns. In the case of any Tax Contest with respect to Joint Returns, the Controlling Party shall have the sole right to contest, litigate, compromise and settle any such Tax Contest without obtaining the prior consent of the Non-Controlling Party. Unless waived by the parties in writing, in connection with any potential adjustment in such Tax Contest as a result of which adjustment the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment (or any payment under Section 2.07) to the Controlling Party under this Agreement: (A) the Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party with respect to such potential adjustment in such Tax Contest; (B) the Controlling Party shall provide the Non-Controlling Party copies of any written materials relating to such potential adjustment in such Tax Contest received from any Tax Authority; and (C) the Controlling Party shall consult with the Non-Controlling Party before submitting any written materials prepared or furnished in connection with such potential adjustment in such Tax Contest. Phillips 66 shall not be entitled to attend meetings or teleconferences with the Tax Authority in connection with any Tax Contest with respect to any Joint Returns, except that, in connection with any Special Joint Tax Contest, Phillips 66 shall be entitled to attend such portion of any meeting or teleconference as pertains to Phillips 66. The failure of the Controlling Party to take any action specified in the second preceding sentence with respect to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was materially harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party. ConocoPhillips shall be entitled to permit Phillips 66 to conduct any portion of a Special Joint Tax Contest on such terms and conditions as ConocoPhillips shall determine in its sole discretion.

(d) Tax Contest Participation. In the case of any Tax Contest with respect to any Separate Return, unless waived by the parties in writing, the Controlling Party shall provide the Non-Controlling Party with written notice reasonably in advance of, and the Non-Controlling Party shall have the right to attend, any formally scheduled meetings with Tax Authorities or hearings or proceedings before any judicial authorities in connection with any potential adjustment in a Tax Contest pursuant to which the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment (or any payment under Section 2.07) to the Controlling Party under this Agreement or with respect to any Specified Separate Return. The failure of the Controlling Party to provide any notice specified in this Section 9.02(d) to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was materially harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.

(e) Power of Attorney. Each member of the Phillips 66 Group shall execute and deliver to ConocoPhillips (or such member of the ConocoPhillips Group as ConocoPhillips shall designate) any power of attorney or other similar document reasonably requested by ConocoPhillips (or such designee) in connection with any Tax Contest (as to which ConocoPhillips is the Controlling Party) described in this Section 9.

Section 10. Effective Date; Termination of Prior Intercompany Tax Allocation Agreements .

This Agreement shall be effective as of the date hereof. As of the date hereof, (a) all prior intercompany Tax allocation agreements shall be terminated, and (b) amounts due under such agreements as of the date hereof shall be settled before the Distribution Date. Upon such termination and settlement, no further payments by or to ConocoPhillips, Phillips 66 or any member of their respective Group, with respect to such agreements shall be made, and all other rights and obligations resulting from such agreements between the Companies and their Affiliates shall cease at such time. The prior practice of ConocoPhillips of creating intercompany obligations in respect of Tax allocations with respect to the Phillips 66 Business shall be terminated effectively immediately prior to the Distribution on the Distribution Date, and amounts due under any such remaining intercompany obligations shall be settled in the ordinary course.

Section 11. Survival of Obligations .

The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

Section 12. Dispute Resolution .

The Companies mutually desire that friendly collaboration will continue between them. Accordingly, they will try, and they will cause their respective Group members to try, to resolve in an amicable manner all disagreements and misunderstandings relating to their respective rights and obligations under this Agreement, including any amendments hereto. In furtherance thereof, in the event of any dispute, controversy or claim arising out of or relating to this Agreement, including the validity, interpretation, breach or termination thereof (a “Dispute”), the Tax departments of the Companies shall negotiate in good faith to resolve the Dispute. If such good faith negotiations do not resolve the Dispute, then the Dispute shall be resolved in accordance with the procedures set forth in Article IV of the Indemnification and Release Agreement, which shall be the sole and exclusive procedures for the resolution of any such Dispute unless otherwise specified in Article IV of the Indemnification and Release Agreement. Notwithstanding anything to the contrary in this Agreement, the Indemnification and Release Agreement, the Separation and Distribution Agreement or any other Ancillary Agreement, ConocoPhillips and Phillips 66 are the only members of their respective Group entitled to commence a dispute resolution procedure under this Agreement, and each of ConocoPhillips and Phillips 66 will cause its respective Group members not to commence any dispute resolution procedure other than through such party as provided in this Section 12.

Section 13. Expenses.

Except as otherwise provided in this Agreement, each party and its Affiliates shall bear their own expenses incurred in connection with preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.

Section 14. General Provisions.

Section 14.01 Addresses and Notices. Each party giving any notice required or permitted under this Agreement will give the notice in writing and use one of the following methods of delivery to the party to be notified, at the address set forth below (except that any notice involving an amount at issue less than $100,000, individually, shall be sent to the designee of the General Tax Officer of the other Company, rather than the address below) or another address of which the sending party has been notified in accordance with this Section 14.01: (a) personal delivery; (b) facsimile or telecopy transmission with a reasonable method of confirming transmission; (c) commercial overnight courier with a reasonable method of confirming delivery; (d) pre-paid, United States of America certified or registered mail, return receipt requested; or (e) electronic mail with a reasonable method of confirming receipt. Notice to a party is effective for purposes of this Agreement only if given as provided in this Section 14.01 and shall be deemed given on the date that the intended addressee actually receives the notice.

If to ConocoPhillips or ConocoPhillips Company: ConocoPhillips 600 North Dairy Ashford Houston, Texas 77079 Attention: General Tax Officer Facsimile: 281-293-2852 Email: to be provided	with a copy to: ConocoPhillips 600 North Dairy Ashford Houston, Texas 77079 Attention: Chief Financial Officer Facsimile: [•] Email: to be provided

If to Phillips 66 or Phillips 66 Company: Phillips 66 [•] Houston, Texas [•] Attention: General Tax Officer Facsimile: [•] Email: to be provided	with a copy to: Phillips 66 [•] Houston, Texas [•] Attention: Chief Financial Officer Facsimile: [•] Email: to be provided

A party may change the address for receiving notices under this Agreement by providing written notice of the change of address to the other parties.

Section 14.02 Binding Effect . This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

Section 14.03 Waiver . The parties may waive a provision of this Agreement only by a written waiver signed by the party intended to be bound by the waiver. A party is not prevented from enforcing any right, remedy or condition in the party’s favor because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the party specifically waives the same in writing. A written waiver given for one matter or occasion is effective only in that instance and only for the purpose stated. A waiver once given is not to be construed as a waiver for any other matter or occasion. Any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by Law and include any rights and remedies authorized in Law or in equity.

Section 14.04 Severability . If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force, if the essential terms and conditions of this Agreement for each party remain valid, binding and enforceable.

Section 14.05 Authority . Each of the parties represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and general equity principles.

Section 14.06 Further Action . The parties shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other parties and their Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests (or portions thereof) under the control of such other parties in accordance with Section 9.

Section 14.07 Integration . This Agreement, together with each of the exhibits and schedules appended hereto, constitutes the final agreement between the parties, and is the complete and exclusive statement of the parties’ agreement on the matters contained herein. All prior and contemporaneous negotiations and agreements between the parties with respect to the matters contained herein are superseded by this Agreement, as applicable. In the event of any inconsistency between this Agreement and the Separation and Distribution Agreement, or any of the Ancillary Agreements (other than this Agreement), with respect to matters addressed herein, the provisions of this Agreement shall control.

Section 14.08 Construction . The language in all parts of this Agreement shall in all cases be construed according to its fair meaning and shall not be strictly construed for or against any party. The captions, titles and headings included in this Agreement are for convenience only, and do not affect this Agreement’s construction or interpretation. Unless otherwise indicated, all “Section” references in this Agreement are to sections of this Agreement.

Section 14.09 No Double Recovery . No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages, or other amounts for which the damaged party has been fully compensated under any other provision of this Agreement or under any other agreement or action at Law or equity. Unless expressly required in this Agreement, a party shall not be required to exhaust all remedies available under other agreements or at Law or equity before recovering under the remedies provided in this Agreement.

Section 14.10 Counterparts . The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each party to the other party. The signatures of the parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature is as effective as signing and delivering the counterpart in person.

Section 14.11 Governing Law . The internal Laws of the State of Delaware (without reference to its principles of conflicts of Law) govern the construction, interpretation and other matters arising out of or in connection with this Agreement and each of the exhibits and schedules hereto and thereto (whether arising in contract, tort, equity or otherwise).

Section 14.12 Jurisdiction . If any dispute arises out of or in connection with this Agreement, except as expressly contemplated by another provision of this Agreement, the parties irrevocably (and the parties will cause each other member of their respective Group to irrevocably) (a) consent and submit to the exclusive jurisdiction of federal and state courts located in Delaware, (b) waive any objection to that choice of forum based on venue or to the effect that the forum is not convenient, and (c) WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO TRIAL OR ADJUDICATION BY JURY.

Section 14.13 Amendment . Except as otherwise expressly provided herein with respect to the Schedules hereto, the parties may amend this Agreement only by a written agreement signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement.

Section 14.14 Phillips 66 Subsidiaries . If, at any time, Phillips 66 acquires or creates one or more subsidiaries that would have been includable in the Phillips 66 Group had they been acquired or created immediately after the Distribution, they shall be subject to this Agreement and all references to the Phillips 66 Group herein shall thereafter include a reference to such subsidiaries.

Section 14.15 Successors . This Agreement shall be binding on and inure to the benefit of any successor by merger, acquisition of assets, or otherwise, to any of the parties hereto (including but not limited to any successor of ConocoPhillips, ConocoPhillips Company, Phillips 66, or Phillips 66 Company succeeding to the Tax attributes of either under Section 381 of the Code), to the same extent as if such successor had been an original party to this Agreement.

Section 14.16 Injunctions . The parties acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. The parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, such remedy being in addition to any other remedy to which they may be entitled at Law or in equity.

IN WITNESS WHEREOF, each party has caused this Agreement to be executed on its behalf by a duly authorized officer on the date first set forth above.

“ConocoPhillips” CONOCOPHILLIPS, a Delaware corporation	“Phillips 66” PHILLIPS 66, a Delaware corporation

By:	By:

Name:	Name:

Title:	Title:

“ConocoPhillips Company” CONOCOPHILLIPS COMPANY, a Delaware corporation	“Phillips 66 Company” PHILLIPS 66 COMPANY, a Delaware corporation

By:	By:

Name:	Name:

Title:	Title:

UK TAX

SCHEDULE 2.05

Part A: UK Tax Matters

Paragraph 1. General Principle.

Save as expressly provided in this Agreement, and without prejudice to the rights and obligations contained in this Schedule, each member of the ConocoPhillips Group and each member of the Phillips 66 Group shall be responsible for discharging any UK Tax Liability that may fall on it and shall be entitled to any UK Relief arising to it, and none of the parties to this Agreement indemnifies or otherwise agrees to make payment to, or to procure the making of payment to, the other in relation thereto.

Paragraph 2. Management of Pre-Distribution UK Tax Affairs.

Paragraph 2.01 . VAT Grouping.

(a) ConocoPhillips shall procure that (if one has not already been made) an application shall be made to HM Revenue & Customs pursuant to section 43B of the Value Added Tax Act 1994 for the exclusion of each member of the Phillips 66 Group that has previously been a member of ConocoPhillips UK Topco’s VAT group from the bodies corporate treated as members of ConocoPhillips UK Topco’s VAT group and for such exclusion to take effect from the time of the Distribution or, if HM Revenue & Customs do not permit this, at the earliest date following the Distribution permitted.

(b) Phillips 66 shall contribute, or shall procure that each member of the Phillips 66 Group which was a member of ConocoPhillips UK Topco’s VAT group contributes, to the representative member of such VAT group such proportion of any VAT for which the representative member is accountable as is properly attributable to supplies, acquisitions and importations (“supplies”) made by each member of the Phillips 66 Group whilst a member of ConocoPhillips UK Topco’s VAT group (less such amount of deductible input tax as is properly attributable to such supplies), such contribution to be made in cleared funds on the day which is the later of 30 days after demand is made therefor, and four Business Days before the day on which the representative member is required to account for such VAT to HM Revenue & Customs. ConocoPhillips shall pay, or shall procure that there is paid, to Immingham CHP LLP (on behalf of itself and each other relevant member of the Phillips 66 Group) an amount equivalent to such proportion of any repayment of VAT received by the representative member from HM Revenue & Customs or of any credit obtained by reference to an excess of deductible input tax over output tax that is properly attributable to supplies made to and by members of the Phillips 66 Group whilst members of ConocoPhillips UK Topco’s VAT group (but excluding any part of such repayment or credit that is attributable to interest payable by HM Revenue & Customs), promptly after its receipt by, or offset against a liability of, the representative member. Phillips 66 shall provide such information as may be required to enable the representative member to make the returns and provide the information required to be provided for VAT purposes.

Paragraph 2.02 . Group Payment Arrangement.

(a) ConocoPhillips shall procure that the UK Nominated Company will, in accordance with the UK GPA, give notice to HM Revenue & Customs to the effect that all members of the Phillips 66 Group will cease from the Distribution to be members of the same group of companies as the UK Nominated Company within the meaning of section 36 of the Finance Act 1998 or section 59F of the Taxes Management Act 1970.

(b) Phillips 66 shall procure that each member of the Phillips 66 Group which was a member of the UK GPA contributes to the UK Nominated Company, within 30 days after written demand is made therefor (or, if later, four Business Days before the amount becomes due and payable to HM Revenue & Customs), an amount equal to any instalment of UK Corporation Tax which is to be or has been discharged by the UK Nominated Company on behalf of the member of the Phillips 66 Group in question pursuant to the UK GPA (including, without limitation, through payment of a balance of monies payable pursuant to the UK GPA) as certified by the UK Nominated Company (but, for the avoidance of doubt, not including any amount in respect of interest payable in respect of any such instalment of UK Corporation Tax to HM Revenue & Customs), provided that no such contribution shall be made to the extent that such contribution was made prior to or at the time of the Distribution.

(c) ConocoPhillips shall:

(i) procure that the UK Nominated Company shall, to the extent that it has not made such payment prior to the Distribution, pay to HM Revenue & Customs when the relevant amount is due and payable to HM Revenue & Customs (or promptly following receipt of the contribution by the relevant member of the Phillips 66 Group in respect of the relevant amount, if such contribution is received after the date when the relevant amount is due and payable to HM Revenue & Customs) an amount equal to any amount contributed after the Distribution to the UK Nominated Company by any member of the Phillips 66 Group pursuant to the UK GPA in respect of any instalment of UK Corporation Tax;

(ii) procure that the UK Nominated Company shall (subject to paragraph (iii) below) apportion to the relevant member of the Phillips 66 Group each amount contributed before or after the Distribution to the UK Nominated Company by any member of the Phillips 66 Group pursuant to the UK GPA in respect of any instalment of UK Corporation Tax (a “Contributed Amount”), such apportionment to be made by reference to the instalment or instalments of UK Corporation Tax in respect of which the Contributed Amount was paid; and

(iii) within 30 days after the relevant UK Corporation Tax has finally been apportioned, pay, or procure that there is paid, to the relevant member of the Phillips 66 Group an amount equal to any excess of any Contributed Amount in respect of any instalment of UK Corporation Tax over the amount of UK Corporation Tax finally apportioned to that member of the Phillips 66 Group in respect of that instalment (for the avoidance of doubt, taking no account of any interest payable by HM Revenue & Customs in respect of such excessive Contributed Amount).

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Paragraph 3. Group Relief Surrenders between the Groups.

Paragraph 3.01. ConocoPhillips and Phillips 66 shall procure that after the Distribution no claim, election, surrender, notice or consent is made in respect of any Group Relief Surrender by a member of the ConocoPhillips Group to a member of the Phillips 66 Group (or vice versa) other than pursuant to this Paragraph 3.

Paragraph 3.02. Subject to the remainder of this Paragraph 3, ConocoPhillips and Phillips 66 shall use all reasonable endeavors to procure that each Agreed UK Group Relief Surrender referred to in Appendix 1 shall be made (and not later amended) or, if made prior to the Distribution, shall not be amended.

Paragraph 3.03. No payment shall be made by the company receiving an Agreed UK Group Relief Surrender, or by any other member of its Group, for any Agreed UK Group Relief Surrender (including for any increase in the amount of any Agreed UK Group Relief Surrender in accordance with Paragraph 3.05); and no payment shall be made by a company surrendering an Agreed UK Group Relief Surrender, or any member of its Group, in respect of any tax liability falling on a company receiving such Agreed UK Group Relief Surrender because the amount of such Agreed UK Group Relief Surrender is reduced in accordance with Paragraph 3.04.

Paragraph 3.04. If the amount of any Corresponding Relievable Loss is certified by the person to whom that loss arises to be in fact less than the amount given for that Corresponding Relievable Loss in Appendix 1, then the amount of any Agreed UK Group Relief Surrender in respect of that Corresponding Relievable Loss will be reduced accordingly. Any necessary allocation of the reduction shall be determined by Phillips 66 (if the reduction is in a Corresponding Relievable Loss assumed to be surrendered to more than one member of the Phillips 66 Group) or by ConocoPhillips (if the reduction is in a Corresponding Relievable Loss assumed to be surrendered to more than one member of the ConocoPhillips Group).

Paragraph 3.05. If a person who is a member of a Group has a Corresponding Relievable Loss in respect of a UK Accounting Period referred to in Appendix 1 which is in fact greater than a Corresponding Relievable Loss assumed for that member in Appendix 1, the amount thereof shall be certified by that person as soon as reasonably practicable to Phillips 66 (where the person with the Corresponding Relievable Loss is a member of the ConocoPhillips Group) or to ConocoPhillips (where the person with the Corresponding Relievable Loss is a member of the Phillips 66 Group) and an Agreed UK Group Relief Surrender in respect of that Corresponding Relievable Loss may, if requested by Phillips 66 or ConocoPhillips, as the case may be, for the other Group, be increased or made (including as an additional Group Relief Surrender to another member of the other Group) but only to the extent that the amount of the Corresponding Relievable Loss that exceeds the amount set out for that Corresponding Relievable Loss in Appendix 1 cannot be used by the person to whom that Corresponding Relievable Loss arises, or by another member of the same UK Tax Group, other than in a UK Accounting Period of that person subsequent to the UK Accounting Period in which that Corresponding Relievable Loss arises.

Paragraph 3.06. Subject to the other provisions of this Paragraph 3, if a company which is a member of a UK Tax Group has lower profits available to be relieved by a Group Relief Surrender than are assumed by Appendix 1 then Phillips 66 (in the case of the Phillips 66 UK Tax Group) or ConocoPhillips (in the case of the ConocoPhillips UK Tax Group) may require that a Group Relief Surrender of all or part of the Corresponding Relievable Loss in question is reallocated to another member of the same UK Tax Group.

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Paragraph 3.07 . ConocoPhillips and Phillips 66 shall each use all reasonable endeavors as respects its Group to procure that claims, adjustments, elections, surrenders, notices, consents (including adjustments to any of these) and other procedural matters required to give effect to this Paragraph 3 shall occur, within applicable UK Time Limits.

Paragraph 4. Other Surrenders and Similar Matters.

Paragraph 4.01 . Transfer Pricing. Subject to its compliance with Section 4.06(b) of this Agreement, no balancing or other payment shall be made by any member of either Group to a member of the other Group in respect of any Transfer Pricing Adjustment or compensating adjustment in respect of a UK Accounting Period ending on or before, or commencing before and ending after, the Distribution, including in respect of any alteration to any such Transfer Pricing Adjustment.

Paragraph 4.02 . Surrenders. No Non Group Relief Surrender shall be made after the Distribution by any member of either Group to a member of the other Group in respect of which no claim, election, surrender, notice or consent has been made on or prior to the Distribution.

Paragraph 4.03 . Rollover and Holdover Relief. ConocoPhillips and Phillips 66 shall procure that after the Distribution no claim for Rollover Relief or Holdover Relief shall be made by a member of one Group in respect of any chargeable gains of a member of the other Group, other than pursuant to this Paragraph 4.03. ConocoPhillips and Phillips 66 shall use all reasonable endeavors to procure that (a) the claims for Rollover Relief and Holdover Relief listed in Part A of Appendix 2 (if any) shall be made and not later amended and (b) adjustments, elections, surrenders, notices, consents (including adjustments to any of these) and other procedural matters required to give effect to such claims shall occur, within applicable UK Time Limits. ConocoPhillips and Phillips 66 shall procure that no amendment is made to the claims for Rollover Relief or Holdover Relief made prior to the Distribution and listed in Part B of Appendix 2. Each member of each Group shall be responsible for discharging any UK Tax Liability arising in connection with a claim for Rollover Relief or Holdover Relief made prior to the Distribution or pursuant to this Paragraph 4.03 that may fall on it.

Paragraph 4.04 . Worldwide Debt Cap. ConocoPhillips and Phillips 66 agree that prior to the Distribution no member of either Group has been subject to any Worldwide Debt Cap Disallowance, and that no payments shall be, or have been, made in respect of any Worldwide Debt Cap Disallowance by any member of either Group to any member of the other Group in respect of any UK Accounting Period ending on or before, or commencing before and ending after, the Distribution.

Paragraph 4.05 . Existing Arrangements. Any agreement, arrangement or understanding existing prior to the Distribution in respect of transfer pricing, Non Group Relief Surrenders, Rollover Relief or Holdover Relief or Worldwide Debt Cap Disallowances is (subject to Paragraph 4.03) terminated as regards the period from the Distribution forwards as between members of the Phillips 66 Group and members of the ConocoPhillips Group and no claims or payments shall be made in connection therewith.

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Part B: Definitions and Interpretation

Paragraph 1. Definitions.

In this Schedule the following definitions shall have the following meanings:

“ConocoPhillips UK Tax Group” means ConocoPhillips UK Topco and any other company or companies (other than any member of the Phillips 66 Group) treated after the Distribution as a member or members of the same group as, or as otherwise connected or associated in any way with, ConocoPhillips UK Topco for any UK Tax purpose;

“Contributed Amount” has the meaning set forth in Paragraph 2.02(c)(ii) of this Schedule 2.05.

“Holdover Relief” means holdover relief available in accordance with sections 152 and 154 TCGA (as extended by sections 175 and 179B TCGA and/or following any election pursuant to section 179A TCGA), and any reference to an amendment to a claim for Holdover Relief shall include any amendment or adjustment to, any withdrawal of and the making of any claim, election, surrender, notice or consent that is inconsistent with the claims, elections, surrenders, notices or consents made in respect of such claim for Holdover Relief prior to the Distribution;

“Non Group Relief Surrender” means:

(a) the notional transfer of any asset or reallocation of a gain or loss in accordance with section 171A or section 179A of the TCGA; and/or

(b) the surrender of eligible unrelieved foreign tax (EUFT) in accordance with The Double Taxation Relief (Surrender of Relievable Tax Within a Group) Regulations 2001 (S.I. 2001 No. 1163); and/or

(c) any reallocation of a chargeable realization gain in accordance with section 792 of CTA 2009;

“Phillips 66 UK Tax Group” means Phillips 66 UK Topco and any other company or companies treated after the Distribution as a member or members of the same group as, or as otherwise connected or associated in any way with, Phillips 66 UK Topco for any UK Tax purpose;

“Phillips 66 UK Topco” means U.K. Phillips 66 Limited;

“Relief” includes, unless the context otherwise requires, any Tax Benefits and any allowance, credit, deduction, exemption or set off in respect of any tax or relevant to the computation of any income, profits or gains for the purposes of any tax, or any right to or actual repayment of or saving of tax, and any reference to the use or set off of a Relief shall be construed accordingly;

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“Rollover Relief” means rollover relief available in accordance with section 152 TCGA (as extended by sections 175 and 179B TCGA and/or following any election pursuant to section 179A TCGA), and any reference to an amendment to a claim for Rollover Relief shall include any amendment or adjustment to, any withdrawal of and the making of any claim, election, surrender, notice or consent that is inconsistent with the claims, elections, surrenders, notices or consents made in respect of such claim for Rollover Relief prior to the Distribution;

“Taxes Act” means the Income and Corporation Taxes Act 1988;

“TCGA” means the Taxation of Chargeable Gains Act 1992;

“TIOPA” means the Taxation (International and other Provisions) Act 2010;

“UK Accounting Period” means any period by reference to which any income, profits or gains, or any other amounts relevant for the purposes of UK Tax, are measured or determined;

“UK Relief” means a Relief relating to UK Tax;

“UK Tax Group” means either of the Phillips 66 UK Tax Group or the ConocoPhillips UK Tax Group;

“UK Tax Liability” means a liability to make or suffer an actual payment of UK Tax;

“UK Time Limit” means the latest date on which a UK Tax document can be executed or delivered to a relevant UK Tax Authority either without incurring interest or a penalty, or in order to ensure that such UK Tax document is effective; and

“Worldwide Debt Cap Disallowance” means a disallowance under Chapter 3 of Part 7 of TIOPA.

Paragraph 2. Interpretation

Paragraph 2.01 General. In this Schedule:

(a) persons shall be treated as “connected” if they are connected within the meaning of section 1122 of CTA 2010;

(b) references to legislation are references to legislation of the United Kingdom; and

(c) references to provisions of the Corporation Taxes Acts shall, where relevant, be construed as references to the corresponding provisions of the Taxes Act or a Finance Act that the provisions referred to replace,

Paragraph 2.02 . Part A: Paragraph References. References in the main body of this Agreement and in Part A of this Schedule to paragraphs of this Schedule are, unless otherwise stated, references to paragraphs in Part A of this Schedule.

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